Exhibit 10.11

MEZZANINE A LOAN PARTICIPATION AGREEMENT

(500 W. Monroe Street, Chicago, Illinois)

Dated as of February 26, 2008

by and among

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC

(Mezzanine A Lender)

and

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC

(Participation A Holder)

and

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC

(Participation B Holder)

and

LASALLE BANK NATIONAL ASSOCIATION

(Custodian)

TABLE OF CONTENTS

1. Definitions; Conflicts	3
2. Form of Participations; Acquisition of Participations; Subordination of Participation B	16
3. Administration of the Mezzanine A Loan	17
4. Subordination of Participation B; Payments Prior to a Sequential Pay Event	18
5. Payments Following a Sequential Pay Event	19
6. Workout	21
7. Collection Accounts; Payment Procedure	21
8. Limitation on Liability	22
9. Participation A Purchase Option; Mezzanine A Loan Cure Rights	22
10. Representations of the Mezzanine A Lender	25
11. Representations of the Participation Holders	25
12. Independent Analyses of the Participation Holder	25
13. No Creation of a Partnership or Exclusive Purchase Right	26
14. Not a Security	26
15. Transfer of Participations	26
16. Financing of a Participation	28
17. Other Business Activities of the Participation A Holder and Participation B Holder	29
18. Exercise of Remedies by the Servicer	29
19. Certain Powers of the Controlling Holder	30
20. Rights Under the Intercreditor Agreement	36
21. REO Mezzanine Loan	38
22. Future Advance	38
23. Governing Law; Waiver of Jury Trial	39
24. Modifications	39
25. Successors and Assigns; Third Party Beneficiaries	39
26. Counterparts	39
27. Captions	39
28. Notices	39
29. Title and Custody to Mezzanine A Loan Documents	39
30. Withholding Taxes	40
31. Waiver	41
32. Notice of Senior Loan Default	41
33. Directing Junior Holder	41
34. Custodian	41

Exhibit A	Mezzanine A Loan Schedule
Exhibit B	Notice Information
Exhibit C	Form of Participation [A/B] Certificate
Exhibit D	Mezzanine A Loan Documents

THIS MEZZANINE A LOAN PARTICIPATION AGREEMENT (the “Agreement”) dated as of February 26, 2008, by and among MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, as holder of the Mezzanine Note (as defined below) (“Mezzanine A Lender”), MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, as holder of Participation A (together with its successors and assigns, the “Participation A Holder”), MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, as the holder of Participation B (together with its successors and assigns, the “Participation B Holder”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, the “Custodian”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms, provisions and conditions set forth in that certain Loan Agreement, dated as of July 11, 2007, as amended by that certain First Omnibus Amendment to Loan Agreement and Other Loan Documents (Mortgage Loan) dated as of August 15, 2007 (collectively, the “Mortgage Loan Agreement”) between Morgan Stanley Mortgage Capital Holdings LLC, as mortgage lender (the “Original Mortgage Lender”), and Broadway 500 West Monroe Fee LLC, a Delaware limited liability company (the “Mortgage Borrower”), the Original Mortgage Lender has made a loan to the Mortgage Borrower in the principal amount of $140,000,000.00 (the “Mortgage Loan”), secured by, among other things, that certain Mortgage, Assignment of Leases and Rents, Fixture Filing and Security Agreement dated as of July 11, 2007 (the “Mortgage”) encumbering the real property, and all improvements thereon and appurtenances thereto, described in the Mortgage (the “Mortgaged Property”);

WHEREAS, Original Mortgage Lender has transferred and assigned the Mortgage Loan and the Mortgage Loan Documents (as defined herein) to Wells Fargo Bank, N.A., as Trustee for the Morgan Stanley Capital I Inc. Commercial Mortgage Pass-Through Certificates Trust, Series 2007-XLF9, under the Trust and Servicing Agreement (as defined herein) (the “Mortgage Lender”), as contemplated by the Trust and Servicing Agreement;

WHEREAS, pursuant to the terms, provisions and conditions set forth in that certain Mezzanine A Loan Agreement, dated as of July 11, 2007, as amended by (i) that certain First Omnibus Amendment to Loan Agreement and Other Loan Documents (Mezzanine A Loan) dated as of August 15, 2007, and (ii) that certain Second Omnibus Amendment to Loan Agreement and Other Loan Documents (Mezzanine A Loan) dated as of February 26, 2008 (collectively, the “Mezzanine A Loan Agreement”), between Broadway 500 West Monroe Mezz I LLC, a Delaware limited liability company (the “Mezzanine A Borrower”) and Mezzanine A Lender, the Mezzanine A Lender has made a loan to Mezzanine A Borrower (the “Mezzanine A Loan”) in the principal amount of $61,500,000.00 of which $45,000,000.00 has been advanced to Mezzanine A Borrower as of the date hereof, which Mezzanine A Loan is evidenced by that certain Second Amended and Restated Promissory Note (Mezzanine A Loan), dated as of February 26, 2008, made by the Mezzanine A Borrower to Mezzanine A Lender (the “Mezzanine A Note”), and secured by, among other things, a Pledge and Security Agreement (Mezzanine A Loan), dated as of July 11, 2007 (the “Mezzanine A Pledge Agreement”), between

Mezzanine A Borrower and Mezzanine A Lender, pursuant to which Mezzanine A Lender is granted a first priority perfected security interest in the ownership interest of the Mezzanine A Borrower in the Mortgage Borrower;

WHEREAS, under the terms of the Mezzanine A Loan Agreement, Mezzanine A Lender has granted the Mezzanine A Borrower the right to obtain additional funding in an amount, in the aggregate, not to exceed $16,500,000 (a “Future Advance”), which amount has not been advanced as of the date hereof but may be advanced from time to time on future dates, subject to the satisfaction of certain terms set forth in the Mezzanine A Loan Agreement;

WHEREAS, pursuant to the terms, provisions and conditions set forth in that certain Mezzanine B Loan Agreement, dated as of July 11, 2007, between Broadway 500 West Monroe Mezz II LLC, a Delaware limited liability company (the “Mezzanine B Borrower”), and Morgan Stanley Mortgage Capital Holdings LLC, as the mezzanine B lender (the “Mezzanine B Lender”), as amended by (i) that certain First Amendment to Mezzanine B Loan Agreement effective as of September 28, 2007, and (ii) that certain Second Omnibus Amendment to Loan Agreement and Other Loan Documents (Mezzanine B Loan) dated as of February 26, 2008 (collectively, the “Mezzanine B Loan Agreement”), the Mezzanine B Lender has made a loan to Mezzanine B Borrower (the “Mezzanine B Loan”) in the principal amount of $50,300,000.00, which Mezzanine B Loan is evidenced by that certain Amended and Restated Promissory Note (Mezzanine B Loan), dated as of February 26, 2008, made by the Mezzanine B Borrower to Mezzanine B Lender (the “Mezzanine B Note”), and secured by, among other things, a Pledge and Security Agreement (Mezzanine B Loan), dated as of July 11, 2007 (the “Mezzanine B Pledge Agreement”), between Mezzanine B Borrower and Mezzanine B Lender, pursuant to which Mezzanine B Lender is granted a first priority perfected security interest in the ownership interest of the Mezzanine B Borrower in the Mezzanine A Borrower;

WHEREAS, pursuant to the terms, provisions and conditions set forth in that certain Mezzanine C Loan Agreement, dated as of July 11, 2007, between Broadway 500 West Monroe Mezz III LLC, a Delaware limited liability company (the “Mezzanine C Borrower”), and Morgan Stanley Mortgage Capital Holdings LLC, as the original mezzanine C lender (the “Original Mezzanine C Lender”), as amended by that certain First Amendment to Mezzanine C Loan Agreement effective as of September 28, 2007 (collectively, the “Mezzanine C Loan Agreement”), the Original Mezzanine C Lender made a loan to Mezzanine C Borrower (the “Mezzanine C Loan”) in the principal amount of $40,200,000.00, which Mezzanine C Loan is evidenced by that certain Promissory Note (Mezzanine C Loan), dated as of July 11, 2007, made by the Mezzanine C Borrower to Original Mezzanine C Lender (the “Mezzanine C Note”), and secured by, among other things, a Pledge and Security Agreement (Mezzanine C Loan), dated as of July 11, 2007 (the “Mezzanine C Pledge Agreement”), between Mezzanine C Borrower and Original Mezzanine C Lender, pursuant to which Mezzanine C Lender is granted a first priority perfected security interest in the ownership interest of the Mezzanine C Borrower in the Mezzanine B Borrower;

WHEREAS, Original Mezzanine C Lender has transferred and assigned the Mezzanine C Loan and the Mezzanine C Loan Documents (as defined herein) to WHSF Nevada, LLC, a Nevada limited liability company (the “Mezzanine C Lender”);

WHEREAS, pursuant to the terms, provisions and conditions set forth in that certain Mezzanine D Loan Agreement, dated as of July 11, 2007 (the “Mezzanine D Loan Agreement”), between Broadway 500 West Monroe Mezz IV LLC, a Delaware limited liability company (the “Mezzanine D Borrower”), and Transwestern Mezzanine Realty Partners II, LLC, a Delaware limited liability company, as the mezzanine D lender (the “Mezzanine D Lender”), the Mezzanine D Lender has made a loan to Mezzanine D Borrower (the “Mezzanine D Loan”) in the principal amount of $48,500,000.00, which Mezzanine D Loan is evidenced by that certain Promissory Note (Mezzanine D Loan), dated as of July 11, 2007, made by the Mezzanine D Borrower to Mezzanine D Lender (the “Mezzanine D Note”), and secured by, among other things, a Pledge and Security Agreement (Mezzanine D Loan), dated as of July 11, 2007 (the “Mezzanine D Pledge Agreement”), between Mezzanine D Borrower and Mezzanine D Lender, pursuant to which Mezzanine D Lender is granted a first priority perfected security interest in the ownership interest of the Mezzanine D Borrower in the Mezzanine C Borrower;

WHEREAS, the Mortgage Lender, the Mezzanine A Lender, the Mezzanine B Lender, the Mezzanine C Lender and the Mezzanine D Lender are parties to that certain Intercreditor Agreement dated as of July 11, 2007, as supplemented by that certain Supplemental Intercreditor Agreement dated as of October 22, 2007 (the “Intercreditor Agreement”), which provides for the relative priority of the Mortgage Loan, the Mezzanine A Loan, the Mezzanine B Loan, the Mezzanine C Loan and the Mezzanine D Loan on the terms and conditions set forth therein;

WHEREAS, Mezzanine A Lender now intends to create two separate certificated participation interests in the Mezzanine A Loan: a senior participation in the Mezzanine A Loan representing the funded principal balance of $45,000,000.00 (balance as of the date hereof) (“Participation A”) and a subordinate participation in the Mezzanine A Loan representing the future advance obligation with an initial principal balance of $0 (“Participation B,” and together with Participation A, the “Participations”), as more particularly set forth in this Agreement; and

WHEREAS, the parties hereto desire to enter into this Agreement to set forth their understanding with respect to the relative priority of Participation A and Participation B and certain other matters, all as hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

1. Definitions; Conflicts. References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Servicing Agreement. To the extent of any inconsistency between terms defined in this Agreement and the Servicing Agreement, the terms of this Agreement shall control. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.

“Affiliate” shall mean with respect to any specified Person, (a) any other Person controlling or controlled by or under common control with such specified Person (each a

“Common Control Party”), (b) any other Person owning, directly or indirectly, ten percent (10%) or more of the beneficial interests in such Person or (c) any other Person in which such Person or a Common Control Party owns, directly or indirectly, ten percent (10%) or more of the beneficial interests. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” shall mean this Participation Agreement, the exhibits and schedules hereto and all amendments hereof and supplements hereto.

“Appraisal” shall mean an appraisal with respect to the Mortgaged Property conducted in accordance with the standards of the Appraisal Institute by an Appraiser and certified by such Appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, as well as FIRREA, and, subject to then-applicable laws and regulations.

“Appraisal Reduction Amount” shall mean for any Remittance Date as to which an Appraisal Reduction Event has occurred, an amount equal to the excess, if any, of:

(A) the sum (without duplication) of (i) the outstanding principal balance of the Mortgage Loan and the Mezzanine A Loan as of the last day of the related Collection Period, (ii) to the extent not previously advanced by the Participation B Holder as a Mortgage Loan Cure Payment or a Mezzanine A Loan Cure Payment, all accrued and unpaid interest on the outstanding principal balance of the Mortgage Loan at a per annum rate equal to the applicable interest rate (without regard to any default rate) payable on the Mortgage Loan, and all accrued and unpaid interest on the outstanding principal balance of the Mezzanine A Loan at a per annum rate equal to the applicable interest rate (without regard to any default rate) payable on the Mezzanine A Loan, (iii) all unreimbursed servicing advances made by the Servicer under the Servicing Agreement, with any interest thereon (to the extent provided in Servicing Agreement) in respect of the Mezzanine A Loan and any principal and interest advances and servicing advances made by the Mortgage Loan Servicer, together with interest thereon, and all Mezzanine A Loan Cure Payments and Mortgage Loan Cure Payments and (iv) all real estate taxes, ground rents, if applicable (payable by the Mezzanine A Borrower or the Mortgage Borrower), and assessments and insurance premiums and all other amounts (not including any default interest, Late Charges or other similar fees or charges) past due and unpaid with respect to the Mezzanine A Loan, the Mortgage Loan or the Mortgaged Property (which taxes, premiums and other amounts have not been the subject of an advance by the Mortgage Loan Servicer or the Servicer pursuant to the Servicing Agreement, or a Mortgage Loan Cure Payment or a Mezzanine A Loan Cure Payment), over

(B) an amount equal to the sum of (x) ninety percent (90%) of the appraised value of the Mortgaged Property as determined by Updated Appraisals obtained by the Servicer, and (y) the amount of any escrows or reserves held by the Servicer or the Mortgage Loan Servicer (other than escrows and reserves for real estate taxes, ground rents, assessments and insurance premiums), cash collateral, letters of credit, or other cash equivalents which may, pursuant to the Mortgage Loan Documents and/or the Mezzanine A Loan Documents, be used to pay down the principal balance of the Mortgage Loan and/or the Mezzanine A Loan.

“Appraisal Reduction Event” shall mean the earliest to occur of any of the following: (a) the date on which an extension of the Mezzanine A Loan becomes effective as a result of a modification of the Mezzanine A Loan (as opposed to an extension of the Mezzanine A Loan pursuant to Section 2.2. l(c) of the Mezzanine A Loan Agreement); (b) except with respect to Balloon Payments covered in subsection (f) below, the Mezzanine A Borrower being more than 60 days’ delinquent in payment of principal or interest; (c) the modification of the terms of the Mezzanine A Loan in any manner which reduces a monthly debt service payment, changes the Mezzanine A Interest Rate, changes the Mezzanine A Loan Principal Balance or alters or introduces any principal amortization features; (d) the Mezzanine A Borrower or the Mortgage Borrower becoming the subject of a bankruptcy, insolvency or similar proceeding which, if brought by a third party, is not dismissed within 60 days, or a receiver, conservator or trustee being appointed for the Mortgaged Property; (e) the Separate Collateral becoming an REO Property; (f) a failure on the part of the Mezzanine A Borrower to make the Balloon Payment as and when the same becomes due and payable; (g) any Event of Default, other than the Events of Default referred to in subsection (b) or (f) above has occurred and such default shall materially and adversely affect any Participation Holder; or (h) the receipt of notice or the Servicer has actual knowledge that a Mortgage Loan Event of Default has occurred.

“Appraiser” shall mean an independent appraiser, selected by the applicable Servicer (and, where this Agreement expressly requires a Participation Holder’s approval of such appraiser, reasonably acceptable to such Participation Holder), who is a member in good standing of the Appraisal Institute, certified or licensed in the state or applicable jurisdiction in which the Mortgaged Property is located, who has a minimum of five years’ experience in the appraisal of comparable properties in the geographic area in which the Mortgaged Property is located and who is not an Affiliate of (a) any Participation Holder, (b) any of Borrower, Mezzanine A Borrower, Mezzanine B Borrower, Mezzanine C Borrower or Mezzanine D Borrower, or (c) Mortgage Lender, Mezzanine A Lender, Mezzanine B Lender, Mezzanine C Lender or Mezzanine D Lender.

“Balloon Payment” shall mean, with respect to the Mezzanine A Loan, the payment of principal due on its stated maturity date.

“Business Day” shall mean any day other than a Saturday, Sunday or other weekday on which national banks in New York, New York are authorized or required not to be open for business.

“CDO Asset Manager” with respect to any Securitization Vehicle which is a CDO, shall mean the entity which is responsible for managing or administering the applicable Participation or an interest therein as an underlying asset of such Securitization Vehicle or, if applicable, as an asset of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of such Participation).

“Certificates” shall mean any securities (including all classes thereof) representing beneficial ownership interests in any portion of the Mortgage Loan or in a pool of mortgage loans including any portion of the Mortgage Loan issued in connection with a Securitization of any portion of the Mortgage Loan.

“Collection Account” shall mean the “collection account” established under the applicable Servicing Agreement.

“Collection Period” shall mean with respect to any Payment Date under the Mezzanine A Loan, the Accrual Period (as defined in the Mezzanine A Loan Agreement) applicable thereto.

“Control” shall mean the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled by,” “controlling” and “under common control with” shall have the respective correlative meaning thereto.

“Control Appraisal Event” shall exist, if and for so long as:

(a) (i) the sum (without duplication) of (A) the initial Participation B Principal Balance and (B) the aggregate amount of Future Advances made by the Participation B Holder as of the date of determination, minus (ii) the sum (without duplication) of (A) any principal payments allocated to, and received on, Participation B, (B) any Appraisal Reduction Amounts for the Mezzanine A Loan and (C) any Realized Principal Losses,

is less than

(b) 25% of an amount equal to (i) the sum (without duplication) of (A) the initial Participation B Principal Balance, and (B) the aggregate amount of Future Advances made by the Participation B Holder as of the date of determination, minus (ii) principal payments allocated to, and received on, Participation B hereunder.

“Controlling Holder” shall mean (a) prior to such time the Participation B Holder has made future advances equal to or in excess of $3,000,000, the Participation A Holder; and

(b) after such time that the Participation B Holder has made future advances equal to or in excess of $3,000,000, the Participation B Holder, unless (x) a Control Appraisal Event has occurred and is continuing or (y) any portion of the Participation B Principal Balance is held by the Mezzanine A Borrower or a Mezzanine A Borrower Related Party.

“Defaulted Mezzanine A Loan Purchase Price” shall mean the sum of (a) the Participation A Principal Balance (as of the date of purchase), (b) accrued and unpaid Participation A Accrued Interest Amount, up to (but excluding) the date of purchase, provided payment is made in good funds by 4:00 p.m. New York local time, and (c) the sum of (i) any unreimbursed Servicing Fees and any other servicing compensation payable and all other amounts payable to the Servicer pursuant to the Servicing Agreement, and (ii) unreimbursed Mortgage Loan Cure Payments made by the Participation A Holder. In determining the Defaulted Mezzanine A Loan Purchase Price, amounts payable by the Mezzanine A Borrower as a Prepayment Fee, default interest, Late Charges and other similar fees shall not be included, unless the Participation B Holder or an Affiliate of the Participation B Holder is a Mezzanine A Borrower Related Party at the time of the occurrence of the Participation A Purchase Option Event or at the time of purchase.

“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $650,000,000 and (except with respect to a pension advisory firm, asset manager or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000 and (ii) is regularly engaged in the business of making or owning (including indirectly through REMIC bonds and/or securitizations) commercial real estate loans or interests therein (including, without limitation, “B” notes, participations and mezzanine loans to direct or indirect owners of commercial properties, which loans are secured by pledges of direct or indirect ownership interests in the owners of such commercial properties) or owning and operating commercial properties.

“Event of Default” shall mean an “Event of Default” as defined in the Mezzanine A Loan Agreement.

“Final Recovery Determination” shall mean a reasonable determination by the Servicer in accordance with the Servicing Standard, that there has been a recovery of all liquidation proceeds, REO proceeds and other payments or recoveries that, in the Servicer’s reasonable judgment will ultimately be recoverable with respect to the Separate Collateral.

“Fitch” shall mean Fitch, Inc. and its successors in interest.

“Funding Party” shall have the meaning set forth in Section 17.

“Future Advance” shall have the meaning set forth in the recitals.

“Future Advance Obligations” shall mean the obligations of Mezzanine A Lender to fund a Future Advance to the Mezzanine A Borrower.

“Grace Period” shall have the meaning assigned to such term in Section 9(b).

“Intercreditor Agreement” shall have the meaning set forth in the recitals.

“Intervening Trust Vehicle” with respect to any Securitization Vehicle that is a CDO, shall mean a trust vehicle or entity which holds a Participation as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CDO.

“Late Charges” shall mean any amounts actually collected on the Mezzanine A Loan from the Mezzanine A Borrower that represent late payment charges, other than a Prepayment Premium or default interest.

“Loan Pledgee” shall have the meaning assigned to such term in Section 16.

“Maturity Date” shall have the meaning assigned to such term in Exhibit A.

“Mezzanine A Borrower” shall have the meaning assigned to such term in the recitals.

“Mezzanine A Borrower Related Parties” shall have the meaning assigned to such term in Section 17.

“Mezzanine A Default Notice” shall have the meaning assigned to such term in Section 9(b).

“Mezzanine A Interest Rate” shall mean the “Mezzanine A Interest Rate” set forth in the Mezzanine A Loan Schedule.

“Mezzanine A Lender” shall have the meaning assigned to such term in the recitals.

“Mezzanine A Loan” shall have the meaning assigned to such term in the recitals.

“Mezzanine A Loan Agreement” shall have the meaning assigned to such term in the recitals.

“Mezzanine A Loan Cure Payment” shall mean any cure payment made with respect to the Mezzanine A Loan by any Participation Holder.

“Mezzanine A Loan Documents” shall mean the Mezzanine A Loan Agreement, the Mezzanine A Note, and all other documents evidencing or securing the Mezzanine A Loan.

“Mezzanine A Loan Principal Balance” shall mean, at any date of determination, the principal balance of the Mezzanine A Loan.

“Mezzanine A Loan Schedule” shall mean the schedule in the form attached hereto as Exhibit A, which schedule sets forth certain information regarding the Mezzanine A Loan and the principal terms for Participation A and Participation B.

“Mezzanine A Note” shall have the meaning assigned to such term in the recitals.

“Mezzanine B Borrower” shall have the meaning assigned to such term in the recitals.

“Mezzanine B Lender” shall have the meaning assigned to such term in the recitals.

“Mezzanine B Loan” shall have the meaning assigned to such term in the recitals.

“Mezzanine B Loan Agreement” shall have the meaning assigned to such term in the recitals.

“Mezzanine B Note” shall have the meaning assigned to such term in the recitals.

“Mezzanine C Borrower” shall have the meaning assigned to such term in the recitals.

“Mezzanine C Lender” shall have the meaning assigned to such term in the recitals.

“Mezzanine C Loan” shall have the meaning assigned to such term in the recitals.

“Mezzanine C Loan Agreement” shall have the meaning assigned to such term in the recitals.

“Mezzanine C Note” shall have the meaning assigned to such term in the recitals.

“Mezzanine D Borrower” shall have the meaning assigned to such term in the recitals.

“Mezzanine D Lender” shall have the meaning assigned to such term in the recitals.

“Mezzanine D Loan” shall have the meaning assigned to such term in the recitals.

“Mezzanine D Loan Agreement” shall have the meaning assigned to such term in the recitals.

“Mezzanine D Note” shall have the meaning assigned to such term in the recitals.

“Monetary Default” shall have the meaning assigned to such term in Section 9(b).

“Mezzanine Loan Default Notice” shall mean a “Junior Loan Default Notice” as defined in the Intercreditor Agreement.

“Monthly Payment” shall mean the monthly debt service payment of scheduled principal and/or interest (but excluding default interest) due and payable in accordance with the terms of the Mezzanine A Loan Documents.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors in interest.

“Mortgage” shall have the meaning assigned to such term in the recitals.

“Mortgage Borrower” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Cure Payment” shall mean any cure payment or protective advance made with respect to the Mortgage Loan by any Participation Holder.

“Mortgage Loan Default Notice” shall mean a “Mortgage Loan Default Notice” as defined in the Intercreditor Agreement.

“Mortgage Loan Documents” shall mean the Mortgage Loan Agreement, the Mortgage, and all other documents evidencing or securing the Mortgage Loan.

“Mortgage Loan Event of Default” means an Event of Default under, and as defined in, the Mortgage or the Mortgage Loan Agreement.

“Mortgage Loan Servicer” shall mean the servicer or special servicer of the Mortgage Loan, if any.

“Mortgaged Property” shall have the meaning assigned to such term in the recitals.

“MSMC” shall meaning Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company.

“Non-Exempt Person” shall have the meaning assigned to such term in Section 29 hereof.

“Participation A” shall have the meaning assigned to such term in the recitals.

“Participation A Holder” shall have the meaning assigned to such term in the recitals, or any subsequent holder of Participation A.

“Participation A Accrued Interest Amount” shall mean, with respect to each distribution to be made to the Participation Holders following a Payment Date, an amount equal to interest accrued on the outstanding Participation A Principal Balance at the Participation A Interest Rate during the related interest accrual period.

“Participation A Interest Rate” shall mean the “Participation A Interest Rate” set forth in the Mezzanine A Loan Schedule.

“Participation A Percentage Interest” shall mean, as of any date, the ratio of the Participation A Principal Balance to the Mezzanine A Loan Principal Balance.

“Participation A Principal Balance” shall mean, at any time of determination, the “Initial Participation A Principal Balance” set forth in the Mezzanine A Loan Schedule, less any payments of principal thereon received by the Participation A Holder.

“Participation A Purchase Option Event” shall have the meaning assigned to such term in Section 9.

“Participation B” shall have the meaning assigned to such term in the recitals.

“Participation B Holder” shall have the meaning assigned to such term in the recitals, or any subsequent holder of Participation B.

“Participation B Holder Purchase Notice” shall have the meaning assigned to such term in Section 9.

“Participation B Interest Rate” shall mean the “Participation B Interest Rate” set forth in the Mezzanine A Loan Schedule.

“Participation B Percentage Interest” shall mean, as of any date, the ratio of the Participation B Principal Balance to the Mezzanine A Loan Principal Balance.

“Participation B Principal Balance” shall mean at any time of determination, the “Initial Participation B Principal Balance” set forth in the Mezzanine A Loan Schedule, less any payments of principal thereon received by the Participation B Holder and any reductions in such amount pursuant to Section 6.

“Participation Holder” shall mean the Participation A Holder or the Participation B Holder.

“Participation Principal Balance” shall mean either the Participation A Principal Balance or the Participation B Principal Balance.

“Payment Date” shall mean the “Payment Date” as defined in the Mezzanine A Loan Agreement.

“Percentage Interest” shall mean, with respect to the Participation A Holder, the Participation A Percentage Interest and with respect to the Participation B Holder, the Participation B Percentage Interest.

“Permitted Fund Manager” means any Person that on the date of determination is (i) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate or a Person that is a Qualified Transferee pursuant to clauses (i), (ii), (iii) or (iv) of the definition thereof, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a bankruptcy proceeding on the date of determination. The Mezzanine A Borrower and Mezzanine A Borrower Related Parties shall not be considered Permitted Fund Managers.

“Person” means any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof) endowment fund or any other form of entity.

“Pledge” shall have the meaning assigned to such term in Section 16.

“Prepayment” shall mean any payment of principal made by the Mezzanine A Borrower with respect to the Mezzanine A Loan which is received in advance of its scheduled Maturity Date, whether made by reason of a casualty or condemnation, due to the acceleration of the maturity of the Mezzanine A Loan or otherwise.

“Prepayment Fee” shall mean the “Spread Maintenance Premium” as defined in the Mezzanine A Loan Agreement, or any other prepayment fee or premium payable under the Mezzanine A Loan Agreement.

“Purchase Date” shall have the meaning assigned to such term in Section 9.

“Purchase Option Notice” shall have the meaning assigned to such term in Section 20.

“Purchase Option Event” shall have the meaning assigned to such term in Section 20.

“Qualified Servicer” shall mean any nationally recognized commercial mortgage loan servicer on the applicable list of “approved servicers” or “approved special servicers,” as applicable, of pools of commercial mortgage loans rated by Fitch, Moody’s or S&P.

“Qualified Transferee” means any one or more of the following (but excluding Mezzanine A Borrower or any Mezzanine A Borrower Related Parties):

(i) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person satisfies the Eligibility Requirements;

(ii) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that, in any case, such Person satisfies the Eligibility Requirements;

(iii) an institution substantially similar to any of the foregoing entities described in clauses (i) or (ii) above that satisfies the Eligibility Requirements;

(iv) any entity Controlled by any one or more of the entities described in clauses (i), (ii) or (iii) above;

(v) a Qualified Trustee (or in the case of a CDO, a single purpose bankruptcy-remote entity which contemporaneously pledges its interest in the applicable participation interest (or any portion thereof) to a Qualified Trustee) in connection with (A) a securitization of, (B) the creation of collateralized debt obligations (“CDO”) secured by, or (C) a financing through an “owner trust” of, the Mezzanine A Loan, or any interest therein (any of the foregoing, a “Securitization Vehicle”), provided that (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by each of the Rating Agencies which assigned a rating to one or more classes of securities issued in connection with a Securitization of the Mortgage Loan; (2) in the case of a Securitization Vehicle that is not a CDO, the special servicer of such Securitization Vehicle has a Required Special Servicer Rating (such entity, an “Approved Servicer”) and such Approved Servicer is required to service and administer such Mezzanine A Loan (or any interest therein) in accordance with servicing arrangements for the assets held by the Securitization Vehicle which require that such Approved Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person; or (3) in the case of a Securitization Vehicle that is a CDO, the CDO Asset Manager (and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a Qualified Trustee, or a CDO Asset Manager which is a Qualified Transferee) are each a Qualified Transferee under clauses (i), (ii), (iii) or (iv) of this definition;

(vi) an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (i), (ii), (iii) or (iv) of this definition, acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment fund are owned, directly or indirectly, by one or more of the following: a Qualified Transferee under clauses (i), (ii), (iii) or (iv) of this definition; an institutional “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended; and/or a “qualified institutional buyer” or both within the meaning of Rule 144A promulgated under the Securities Exchange Act of 1934, as amended; provided such institutional “accredited investors” or “qualified institutional buyers” that are used to satisfy the 50% test set forth above in this clause (vi) satisfy the financial tests in clause (i) of the definition of Eligibility Requirements; or

(vii) (a) Morgan Stanley or any Person that Controls, is Controlled by, or is under common Control with Morgan Stanley, or an institutional investor in any of the foregoing entities (provided such institutional investor meets the Eligibility Requirements) (each, a “Permitted Person”), (b) any investment fund, limited liability company, limited partnership or general partnership investing through a fund with committed capital of at least $250,000,000 where the general partner, managing member or fund/collateral manager is a Permitted Person or (c) any investment fund, limited liability company, limited partnership, or general partnership investing through a fund with committed capital of at least $250,000,000 where the general partner, managing member, or fund/collateral manager is the same entity that is the general partner, managing member or fund/collateral manager of a Permitted Person.

“Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the Rating Agencies (provided, however, if the Mortgage Loan has been securitized, the rating requirement of any agency not a Rating Agency will be disregarded).

“Rating Agencies” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Rating Agency Confirmation” shall mean, at any time that any portion of the Mortgage Loan is an asset of a Securitization, each of the applicable Rating Agencies shall have confirmed in writing that the occurrence of the event with respect to which such Rating Agency Confirmation is sought shall not result in a downgrade, qualification or withdrawal of the applicable rating or ratings ascribed by such Rating Agency to any of the Certificates then outstanding. In the event that neither the Mortgage Loan nor any portion thereof is part of a Securitization, any action that would otherwise require a Rating Agency Confirmation shall require the consent of the Mortgage Lender.

“Realized Principal Loss” shall mean any reduction in the Mezzanine A Loan Principal Balance that does not result in an accompanying payment of principal to any of the Holders, which may result from, but is not limited to, one of the following circumstances: (i) the cancellation or forgiveness of any portion of the Mezzanine A Loan Principal Balance in connection with a bankruptcy or similar proceeding or a modification or amendment of the Mezzanine A Loan; or (ii) a reduction in the Mezzanine A Interest Rate in connection with a bankruptcy or similar proceeding involving the related Mezzanine A Borrower or a modification or amendment of the Mezzanine A Loan, that as a result of the application of Section 6, results in the application of principal to pay interest to one or more Participation Holders (each such Realized Principal Loss described in this clause (ii) shall be deemed to have been incurred on the Payment Date for each affected Monthly Payment).

“Redirection Notice” shall have the meaning assigned to such term in Section 16.

“Remittance Date” shall have the meaning assigned to such term in the Servicing Agreement.

“REO Property” shall mean the Separate Collateral to which title has been acquired on behalf of Participation A Holder and Participation B Holder through foreclosure, transfer in lieu of foreclosure or otherwise.

“Required Special Servicer Rating” shall mean (i) in the case of Fitch, a rating of “CSS3”, (ii) in the case of S&P, such special servicer is on the S&P list of approved special servicers and (iii) in the case of Moody’s, such special servicer is acting as special servicer with respect to one or more loans in a commercial mortgage loan securitization that was rated by Moody’s within the six month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer with respect to such commercial mortgage securities. The requirement of any agency not a Rating Agency shall be disregarded.

“S&P” shall mean Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc., and its successors in interest.

“Securitization” shall mean the sale of all or a portion of the Mortgage Loan to a depositor who will in turn include the Mortgage Loan or such portion thereof as part of a securitization of one or more mortgage loans.

“Separate Collateral” shall mean the “Separate Collateral” with respect to Mezzanine A Loan as defined in the Intercreditor Agreement.

“Sequential Pay Event” shall mean any monetary or other material Event of Default with respect to the Mezzanine A Loan that has not been cured pursuant to the terms hereof.

“Servicer” shall mean the servicer under the Servicing Agreement and any successor thereunder approved by the Participation Holder and in any event excluding the Mezzanine A Borrower and any Mezzanine A Borrower Related Party.

“Servicing Agreement” shall mean the servicing agreement entered into between the Mezzanine A Lender and the Servicer with respect to the Mezzanine A Loan, or any subsequent servicing agreement entered into pursuant to Section 3.

“Servicing Fee” shall have the meaning assigned to such term or comparable term in the Servicing Agreement.

“Servicing Standard” shall have the meaning assigned to the term “Accepted Servicing Practices” in the Servicing Agreement.

“Special Servicer” shall have the meaning assigned to such term in Section 3(c).

“Specially Serviced Mezzanine Loan” shall mean the Mezzanine A Loan upon the occurrence of any of the following: (a) the Mezzanine A Borrower fails to make a monthly debt service payment for a period of 60 days after the related Payment Date; (b) the Servicer (or either of the Participation Holders) has received notice or has actual knowledge that the Mezzanine A Borrower has become the subject of any bankruptcy, insolvency or similar proceeding, admitted in writing its inability to pay its debts as they come due or made an assignment for the benefit of creditors; (c) except with respect to matters already addressed in clause (a) of this definition, the Servicer (or either of the Participation Holders) has received notice or has actual knowledge that the Mezzanine A Borrower is in default beyond any applicable notice and/or grace periods in the performance or observance of any of its obligations under the Mezzanine A Loan Documents the failure of which to cure materially and adversely affects the interests of the Participation Holders; (d) the Mezzanine A Borrower fails to make the Balloon Payment as and when due; or (e) delivery of a notice pursuant to the Intercreditor Agreement from the holder of the Mortgage Loan of the occurrence of a Mortgage Loan Event of Default or the Servicer (or either of the Participation Holders) has actual knowledge of a Mortgage Loan Event of Default.

The Mezzanine A Loan shall no longer be considered a Specially Serviced Mezzanine Loan (i) with respect to the circumstances described in clause (a) or (d) above, when the Mezzanine A Loan Borrower has paid in full all payments due under the Mezzanine A Loan and has made three consecutive full and timely monthly debt service payments under the terms of the Mezzanine A Loan or, if the Mezzanine A Loan is “worked out,” when the Mezzanine A Loan Borrower has made three consecutive full and timely monthly debt service payments under the terms of the Mezzanine A Loan as modified in connection with such workout; (ii) with respect to the circumstances described in clauses (b) above, when such circumstances cease to exist in the good faith judgment of the Servicer or the Special Servicer; (iii) with respect to the circumstances described in clause (c), (e), (f) or (g) above, when the Mezzanine A Loan Borrower has cured, or caused the cure of, such default; provided, in any case, that at that time no other circumstance identified in clauses (a) through (g) above exists that would cause the Mezzanine A Loan to continue to be characterized as a Specially Serviced Mezzanine Loan.

“Taxes” shall have the meaning assigned to such term in Section 29.

“Threshold Event Collateral” shall have the meaning assigned to such term in Section 19(e).

“Threshold Event Cure” shall have the meaning assigned to such term in Section 19(e).

“Transfer” shall mean any assignment, pledge, conveyance, sale, transfer, mortgage, encumbrance, grant of a security interest, issuance of a participation interest, or other disposition, either directly or indirectly, by operation of law or otherwise.

“Trust and Servicing Agreement” shall mean the Trust and Servicing Agreement entered into in connection with the Securitization of the Mortgage Loan.

“Updated Appraisal” shall mean an Appraisal of the Mortgaged Property, conducted subsequent to any Appraisal performed on or prior to the date of this Agreement, by an Appraiser selected by the Servicer (and, if such Appraisal is being obtained at the request of a Participation Holder, with the approval of such Participation Holder), in accordance with MAI standards, the costs of which shall be borne by the Participation Holders, unless such Updated Appraisal is required to be paid for by the Controlling Holder pursuant to Section 19 hereof.

2. Form of Participations; Acquisition of Participations, Subordination of Participation B. (a) Participation A shall be evidenced by one or more definitive certificates substantially in the form of Exhibit C hereto. On the date hereof, on the terms and conditions set forth herein, the Mezzanine A Lender shall issue Participation A to the Participation A Holder. Thereafter, the Participation A Holder shall be deemed the owner of Participation A.

(b) Participation B shall be evidenced by one or more definitive certificates substantially in the form of Exhibit C hereto. On the date hereof, on the terms and conditions set forth herein, the Mezzanine A Lender shall issue Participation B to the Participation B Holder. Thereafter, the Participation B Holder shall be deemed the owner of Participation B.

(c) Participation B and the right of the Participation B Holder to receive payments with respect to Participation B shall, subject to the provisions of this Agreement, at all times (including, without limitation, subsequent to the filing of any bankruptcy, insolvency or similar proceeding with respect to the Mortgage Borrower, the Mezzanine A Borrower or any guarantor) be junior, subject and subordinate to Participation A and the rights of the Participation A Holder to receive payments of interest, principal and other amounts with respect to Participation A.

(d) The parties hereto acknowledge and agree that as of the date hereof (i) Participation A has been fully funded and the Participation A Principal Balance is $45,000,000.00, and (ii) Participation B is not yet funded, with an initial Participation B Principal Balance of $0, which will be automatically increased (up to a maximum principal balance of $16,500,000) by the amount of any Future Advances under the related Future Funding Obligation made by the Participation B Holder pursuant to Section 17.

3. Administration of the Mezzanine A Loan. (a) From and after the date hereof, administration of the Mezzanine A Loan shall be governed by this Agreement and the Servicing Agreement. In the event of a conflict between the provisions of this Agreement and the provisions of the Servicing Agreement, this Agreement shall control. The Participation Holders acknowledge that the Servicer is to comply with this Agreement and the Mezzanine A Loan Documents in the servicing of the Mezzanine A Loan. The Holders each acknowledge that Midland Loan Services, Inc., is the initial Servicer pursuant to the terms of the Servicing Agreement.

The Participation A Holder and the Participation B Holder acknowledge that the Servicer shall be required to service and administer the Mezzanine A Loan in accordance with the Servicing Standard as set forth in such Servicing Agreement.

(b) The Servicer may be removed by the Controlling Holder, without cause, upon at least thirty (30) days’ prior written notice to the Servicer and the other Participation Holder. A Participation Holder senior to the Controlling Holder, if any, shall have the right to remove the Servicer and appoint a replacement Servicer if the Controlling Holder fails to remove the Servicer and appoint a successor Servicer within ten (10) Business Days following the occurrence of any of the following events: (i) the Servicer ceases to be a Qualified Servicer; or (ii) an Event of Default (as defined in the Servicing Agreement) by the Servicer under the Servicing Agreement shall have occurred and continue beyond the expiration of all applicable grace or cure periods (notice of which Event of Default may be given by either Participation Holder with the consent of the other Participation Holder, such consent not to be withheld, delayed or conditioned unreasonably). Any replacement Servicer must be a Qualified Servicer that is approved by all of the Participation Holders and the applicable servicing agreement must be approved by all of the Participation Holders, such approvals not to be unreasonably withheld, conditioned or delayed.

(c) Upon the Mezzanine A Loan becoming a Specially Serviced Mezzanine Loan and so long as the Mezzanine A Loan remains a Specially Serviced Mezzanine Loan, the Controlling Holder shall have the right to appoint a Qualified Servicer reasonably acceptable to the other Participation Holder (a “Special Servicer”) to undertake special servicing with respect to the Mezzanine A Loan pursuant to a separate written agreement with the Special Servicer (the “Special Servicer Agreement”), the terms and conditions of which shall be reasonably acceptable to the Controlling Holder and the other Participation Holder. The Special Servicer may be removed by the Controlling Holder, without cause, upon at least thirty (30) days’ prior written notice to the Special Servicer and the other Participation Holder. A Participation Holder more senior to the Controlling Holder, if any, shall have the right to remove the Special Servicer and appoint a replacement Special Servicer if the Controlling Holder fails to remove the Special Servicer and appoint a successor Special Servicer within ten (10) Business Days following the occurrence of an event of default by the Special Servicer under the Special Servicing Agreement which continues beyond the expiration of all applicable grace or cure periods (notice of which event of default may be given by either Participation Holder with the consent of the other Participation Holder, such consent not to be withheld, delayed or conditioned unreasonably).

Any replacement Special Servicer must be a Qualified Servicer that is approved by all of the Participation Holders, and the applicable special servicing agreement must be approved by all of the Participation Holders, such approvals not to be unreasonably withheld, conditioned or delayed.

4. Subordination of Participation B; Payments Prior to a Sequential Pay Event. If no Sequential Pay Event shall have occurred and be continuing (after taking into account any cure made by the Participation B Holder and after the expiration of the cure periods of the Participation B Holder under Section 9), all amounts tendered by the Mezzanine A Borrower or otherwise available for payment on the Mezzanine A Loan (excluding Late Charges and Prepayment Fees, the entitlement to which shall be determined solely in accordance with clauses (g) and (h) below), whether received in the form of Monthly Payments, a Balloon Payment, a payment under any guaranty, liquidation proceeds, proceeds under title, hazard or other insurance policies or awards or settlements in respect of condemnation proceedings or similar exercise of the power of eminent domain (subject to the prior payment of amounts collected on the Mezzanine A Loan that are then due and payable pursuant to the Servicing Agreement to the Servicer, including without limitation Servicing Fees, reimbursement of costs and expenses or indemnity payment to the Servicer as permitted under the Servicing Agreement), shall be applied in the following order of priority (and payments shall be made at such times as are set forth herein):

(a) first, to the Participation A Holder, in an amount equal to any unreimbursed Mortgage Loan Cure Payments made by the Participation A Holder;

(b) second, to the Participation A Holder, in an amount equal to the Participation A Accrued Interest Amount;

(c) third, to the Participation A Holder, in an amount equal to its pro rata portion of all principal payments on the Mezzanine A Loan (based on the Participation A Principal Balance and the Participation B Principal Balance), to be applied in reduction of the Participation A Principal Balance;

(d) fourth, to the Participation B Holder, in an amount equal to any unreimbursed Mortgage Loan Cure Payments and Mezzanine A Loan Cure Payments made by the Participation B Holder;

(e) fifth, to the Participation B Holder, in an amount equal to the accrued and unpaid interest on the Participation B Principal Balance at the Participation B Interest Rate, minus the Servicing Fee;

(f) sixth, to the Participation B Holder, in an amount equal to its pro rata portion of all principal payments on the Mezzanine A Loan (based on the Participation A Principal Balance and the Participation B Principal Balance), to be applied in reduction of the Participation B Principal Balance;

(g) seventh, to Participation A Holder in an amount equal to any Prepayment Fees actually received in respect of Participation A, such amount to be determined (i) if such prepayment is in the nature of a fixed percentage of the amount prepaid, by multiplying such percentage by the portion of Participation A being prepaid and (ii) if the Prepayment Fee is a “yield maintenance” or “spread maintenance” premium, by separately computing the Prepayment Fee for Participation A based on the formula provided in the Mezzanine A Loan Documents but calculated based on the Participation A Interest Rate and the portion of the Participation A Principal Balance being prepaid;

(h) eighth, to the Participation A Holder, Extension Fees actually received with respect to the Mezzanine A Loan;

(i) ninth, to Participation B Holder in an amount equal to any Prepayment Fees actually received in respect of Participation B, such amount to be determined (i) if such prepayment is in the nature of a fixed percentage of the amount prepaid, by multiplying such percentage by the portion of Participation B being prepaid and (ii) if the Prepayment Fee is a “yield maintenance” or “spread maintenance” premium, by separately computing the Prepayment Fee for Participation B based on the formula provided in the Mezzanine A Loan Documents but calculated based on the Participation B Interest Rate and the portion of the Participation B Principal Balance being prepaid;

(j) tenth, to the Participation B Holder, Extension Fees actually received with respect to the Mezzanine A Loan;

(k) eleventh, to the Participation A Holder and the Participation B Holder, pro rata (based on the Participation A Principal Balance and the Participation B Principal Balance (determined prior to the then-current application of funds)), any default interest (in excess of interest amounts applied under clauses (b) and (e)) and Late Charges, to the extent actually paid by the Mezzanine A Borrower;

(1) twelfth, if any excess amount is paid by the Mezzanine A Borrower and is not required to be returned to the Mezzanine A Borrower or to a party other than a Participation Holder under the Mezzanine A Loan Documents, and not otherwise applied in accordance with the foregoing clauses (a) through (h) of this Section 4, such amount shall be paid to the Participation A Holder and the Participation B Holder, pro rata (based on the Participation A Principal Balance and the Participation B Principal Balance (determined prior to the then-current application of funds)).

5. Payments Following a Sequential Pay Event. If a Sequential Pay Event shall have occurred and be continuing and remains uncured, all amounts tendered by the Mezzanine A Borrower or otherwise available for payment of the Mezzanine A Loan (excluding Late Charges, default interest and Prepayment Fees, the entitlement to which shall be determined solely in accordance with clauses (g), (h), (i) and (i) below), whether received in the form of Monthly Payments, a Balloon Payment, a payment under any guaranty, liquidation proceeds, proceeds under title, hazard or other insurance policies or awards or settlements in respect of condemnation proceedings or similar exercise of the power of eminent domain (subject to the prior payment of amounts collected on the Mezzanine A Loan that are then due and payable pursuant to the Servicing Agreement to the Servicer, including without limitation Servicing Fees, reimbursement of costs and expenses or indemnity payment to the Servicer as permitted under the Servicing Agreement) shall be applied in the following order of priority (and payments shall be made at such times as are set forth herein):

(a) first, to the Participation A Holder, in an amount equal to any unreimbursed Mortgage Loan Cure Payments made by the Participation A Holder;

(b) second, to the Participation A Holder, in an amount equal to the Participation A Accrued Interest Amount;

(c) third, to the Participation A Holder, in an amount equal to the Participation A Principal Balance, until such amount has been paid in full;

(d) fourth, to the Participation B Holder, in an amount equal to any unreimbursed Mortgage Loan Cure Payments and Mezzanine A Loan Cure Payments, made by the Participation B Holder;

(e) fifth, to the Participation B Holder, in an amount equal to the accrued and unpaid interest on the Participation B Principal Balance at the Participation B Interest Rate, minus the Servicing Fee;

(f) sixth, to the Participation B Holder in an amount equal to the Participation B Principal Balance, until such principal amount has been paid in full;

(g) seventh, to Participation A Holder in an amount equal to any Prepayment Fees actually received in respect of Participation A, such amount to be determined (i) if such prepayment is in the nature of a fixed percentage of the amount prepaid, by multiplying such percentage by the portion of Participation A being prepaid and (ii) if the Prepayment Fee is a “yield maintenance” or “spread maintenance” premium, by separately computing the Prepayment Fee for Participation A based on the formula provided in the Mezzanine A Loan Documents but calculated based on the Participation A Interest Rate and the portion of the Participation A Principal Balance being prepaid;

(h) eighth, to the Participation A Holder, Extension Fees actually received with respect to the Mezzanine A Loan;

(i) ninth, to Participation B Holder in an amount equal to any Prepayment Fees actually received in respect of Participation B, such amount to be determined (i) if such prepayment is in the nature of a fixed percentage of the amount prepaid, by multiplying such percentage by the portion of Participation B being prepaid and (ii) if the Prepayment Fee is a “yield maintenance” or “spread maintenance” premium, by separately computing the Prepayment Fee for Participation B based on the formula provided in the Mezzanine A Loan Documents but calculated based on the Participation B Interest Rate and the portion of the Participation B Principal Balance being prepaid;

(j) tenth, to the Participation B Holder, Extension Fees actually received with respect to the Mezzanine A Loan;

(k) eleventh, to the Participation A Holder and the Participation B Holder, pro rata (based on the Participation A Principal Balance and the Participation B Principal Balance (determined prior to the then-current application of funds)), any default interest (in excess of interest amounts applied under clauses (b) and (e)) and Late Charges, to the extent actually received in respect of the Mezzanine A Loan; and

(1) twelfth, if any excess amount is paid by the Mezzanine A Borrower and is not required to be returned to the Mezzanine A Borrower or to a party other than a Holder under the Mezzanine A Loan Documents, and not otherwise applied in accordance with the foregoing clauses (a) through (h) of this Section 5, such amount shall be paid to the Participation A Holder and the Participation B Holder, pro rata (based on the Participation A Principal Balance and the Participation B Principal Balance).

6. Workout. Notwithstanding anything to the contrary contained herein, but subject to the terms and conditions of the Servicing Agreement and Sections 18 and 19 of this Agreement, if, in connection with a workout or proposed workout of the Mezzanine A Loan, the terms thereof are modified such that (i) the Mezzanine A Loan Principal Balance is decreased, (ii) the Mezzanine A Interest Rate is reduced, (iii) payments of interest or principal on the Mezzanine A Loan are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the Mezzanine A Loan, other than an extension of the maturity date, all payments to the Participation A Holder pursuant to Sections 4 and 5, as applicable, shall be made as though such workout did not occur, with the payment terms of Participation A remaining the same as they are on the date hereof (subject, however, to the remaining part of this sentence), and the full economic effect of all waivers, reductions or deferrals of amounts due on the Mezzanine A Loan shall be borne first by the Participation B Holder (up to the Participation B Principal Balance together with accrued interest thereon at Participation B Interest Rate) and then by the Participation A Holder. Notwithstanding the foregoing, in no event shall the priority of payments be modified without the prior written consent of the Participation A Holder and the Participation B Holder.

7. Collection Accounts; Payment Procedure. Pursuant to the terms of the Servicing Agreement, the Servicer shall be required to establish and maintain the Collection Account or Collection Accounts, as applicable. Each of the Participation A Holder and the Participation B Holder hereby directs the Servicer, in accordance with the priorities set forth in Section 4 or 5, as applicable, and subject to the terms of the Servicing Agreement, to deposit into the applicable Collection Account within one (1) Business Day of receipt all payments received with respect to the Mezzanine A Loan. Amounts on deposit in the Collection Account shall be applied at the times and for the purposes specified in this Agreement and the Servicing Agreement; provided that, the Participation Holders shall be entitled to receive, not later than the Remittance Date, remittances from the applicable Collection Account of all payments received with respect to and allocable to Participation A or Participation B, as applicable, by wire transfer to accounts maintained by each Participation Holder and designated to the Servicer in writing; provided that the Servicer shall use reasonable efforts to remit to the Participation Holders, on the Business Day of receipt and in any event not later than the next Business Day, delinquent payments received by the Servicer after the related Payment Date.

If any Servicer holding or having distributed any amount received or collected in respect of Participation A or Participation B determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of Participation A or Participation B must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Mezzanine A Borrower or paid to the Participation A Holder, the Participation B Holder, or any Servicer or paid to any other Person, then, notwithstanding any other provision of this Agreement, no Servicer shall be required to distribute any portion thereof to the Participation A Holder or the Participation B Holder, as applicable, and the Participation A Holder or the Participation B Holder, as applicable, shall promptly on demand repay to such Servicer the portion thereof which shall have been theretofore distributed to the Participation A Holder or the Participation B Holder, as applicable, together with interest thereon at such rate, if any, as such Servicer shall have been required to pay to the Mezzanine Borrower, the Participation A Holder, the Participation B Holder, any Servicer or such other Person with respect thereto. Each of the Participation A Holder and the Participation B Holder agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Mezzanine A Loan in excess of its distributable share thereof, it will promptly remit such excess to the Servicer. The Servicer shall have the right to offset any amounts due hereunder from the Participation A Holder or the Participation B Holder, as applicable, with respect to the Mezzanine A Loan against any future payments due to the Participation A Holder or the Participation B Holder, as applicable, under the Mezzanine A Loan, provided, that the obligations of the Participation A Holder and the Participation B Holder under this Section 7 are separate and distinct obligations from one another and in no event shall any Servicer enforce the obligations of the Participation A Holder against the Participation B Holder or the obligations of the Participation B Holder against the Participation A Holder. The obligations of the Participation A Holder and the Participation B Holder under this Section 7 constitute absolute, unconditional and continuing obligations and the Servicer shall be deemed a third party beneficiary of these provisions.

8. Limitation on Liability. Neither the Mezzanine A Lender nor the Participation A Holder (including as Controlling Holder) shall have any liability to the Participation B Holder with respect to Participation B, except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of the Mezzanine A Lender or the Participation A Holder, as applicable. Neither the Mezzanine A Lender nor the Participation B Holder (including as Controlling Holder) shall have any liability to the Participation A Holder with respect to Participation A except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of the Mezzanine A Lender or the Participation B Holder, as applicable.

9. Participation A Purchase Option: Mezzanine A Loan Cure Rights. (a) (i) In the event that (a) any payment of principal or interest on the Mezzanine A Loan becomes ninety (90) or more days delinquent (in whole or in part), (b) the Mezzanine A Loan has been accelerated, (c) the outstanding principal balance of the Mezzanine A Loan is not paid at maturity, (d) Mezzanine A Borrower files a petition for bankruptcy, or (e) except with respect to matters already addressed in this Section 9(a), the Mezzanine A Borrower is in default for a period of sixty (60) consecutive calendar days beyond any applicable notice and/or grace periods in the performance or observance of any of its obligations under the Mezzanine A Loan Documents, the failure of which to cure materially and adversely affects the interests of the

Participation Holders (a “Participation A Purchase Option Event”), then upon notice from the Servicer (or, if Servicer fails to give such notice, and the Participation B Holder gives such notice to the Participation A Holder and the Servicer, then at any time following such notice by the Participation B Holder of such occurrence), the Participation B Holder shall have the right, by written notice to the Participation A Holder and the Servicer (a “Participation B Holder Purchase Notice”), to purchase Participation A at the Defaulted Mezzanine A Loan Purchase Price and, upon the delivery of written notice thereof to the Participation A Holder and the Servicer, the Participation A Holder shall sell (and the Participation B Holder shall purchase) Participation A at the Defaulted Mezzanine A Loan Purchase Price, on a date (the “Purchase Date”) not less than five (5) Business Days nor more than ten (10) Business Days after the date of the Participation B Holder Purchase Notice, as shall be established by the Participation B Holder. On the Purchase Date, the Participation B Holder shall also pay all reasonable third-party, out-of-pocket costs and expenses of the Participation A Holder (and any Servicer) in connection with such purchase. Concurrently with payment to the Participation A Holder of the Defaulted Mezzanine A Loan Purchase Price, the Participation A Holder shall deliver or cause to be delivered to the Participation B Holder all Mezzanine A Loan Documents held by or on behalf of the Participation A Holder and will execute in favor of the Participation B Holder or its designee assignment documentation, in form and substance reasonably acceptable to the Participation B Holder, at the sole cost and expense of the Participation B Holder to assign Participation A and its rights hereunder and its rights as holder of the Mezzanine A Loan (without recourse, representations or warranties, except for representations as to Participation A Holder’s ownership, due execution and delivery and not having previously assigned, transferred, participated or encumbered its rights in Participation A as of the consummation of the assignment of Participation A, unless such participation or encumbrance will be released prior to or at the time of the transfer). The right of the Participation B Holder to purchase Participation A shall automatically terminate (x) upon a transfer or sale of the Separate Collateral relating to the Mezzanine A Loan, or (y) if a Participation A Purchase Option Event ceases to exist. The Defaulted Mezzanine A Loan Purchase Price shall be calculated by the Participation A Holder three (3) Business Days prior to the Purchase Date and shall be confirmed or adjusted on the Business Day prior to the Purchase Date. Absent manifest error, the Defaulted Mezzanine A Loan Purchase Price established by the Participation A Holder shall be binding upon the Participation A Holder and the Participation B Holder.

(ii) Notwithstanding anything contained herein to the contrary, (A) any purchase of the Mortgage Loan by the Participation B Holder pursuant to Section 20 shall require the purchase of Participation A as provided in Section 20 as a condition to purchasing the Mortgage Loan, and any such purchase shall be made within the time frames, and in accordance with the procedures, required by Section 20 (and the Participation A Holder shall calculate the Defaulted Mezzanine A Loan Purchase Price in sufficient time to permit payment of such Defaulted Mezzanine A Loan Purchase Price in accordance with such procedures), and (B) in the event that the Participation A Holder shall have purchased the Mortgage Loan pursuant to Section 20, then the Participation B Holder acquiring Participation A pursuant to this Section 9 shall also be required to purchase the Mortgage Loan from the Participation A Holder pursuant to Section 20 and the terms of the Intercreditor Agreement.

(b) (i) In the event that the Mezzanine A Borrower fails to make any payment of principal or interest on the Mezzanine A Loan (a “Monetary Default”) by the end of the applicable grace period (the “Grace Period”) for such payment permitted under the applicable Mezzanine A Loan Documents or the Mezzanine A Borrower otherwise defaults and does not cure such default within the applicable grace period (also a “Grace Period”), then upon notice from the Servicer (or, if Servicer fails to give such notice, then upon Participation B Holder’s notice to Participation A Holder and the Servicer of such occurrence) (a “Mezzanine A Default Notice”) of such occurrence, the Participation B Holder shall have the right, exercisable by the Participation B Holder by giving written notice within five (5) Business Days of receipt of the Mezzanine A Default Notice, to cure such default, (a) in the case of a Monetary Default within five (5) Business Days of receipt of the Mezzanine A Default Notice and (b) in the case of a default, other than a Monetary Default or a bankruptcy of the Mezzanine A Borrower, within 30 days of receipt of the Mezzanine A Default Notice as long as the Participation B Holder is diligently proceeding with such cure. Notwithstanding the foregoing, with respect to a non-monetary default, if such non-monetary default is susceptible of cure but cannot reasonably be cured within the period required above and if curative action was promptly commenced and is being continuously and diligently pursued by the Participation B Holder, the Participation B Holder shall be given an additional period of time (not to exceed sixty (60) days unless the Participation B Holder has commenced and is diligently pursuing foreclosure) as is reasonably necessary for the Participation B Holder in the exercise of due diligence to cure such non-monetary default for so long as (i) the Participation B Holder shall be curing all monetary defaults under the Mortgage Loan and the Mezzanine A Loan, and (ii) during such non-monetary cure period, there is no material impairment, as determined in the reasonable judgment of Participation A Holder, to the value, use or operation of the Mortgaged Property or the Separate Collateral related to the Mezzanine A Loan, or by reason of the continuation of such cure period; provided, however, that any additional cure period granted to the Participation B Holder hereunder shall automatically terminate upon the bankruptcy (or similar insolvency) of the Mortgage Borrower or the Mezzanine A Borrower. In addition, the Participation B Holder may not cure: (a) more than three (3) successive defaults of the same type, (b) more than four (4) defaults in any twelve (12) month period, or (c) more than six (6) defaults during the term of the Mezzanine A Loan. At the time such cure payment is made or other cure is otherwise effected, the Participation B Holder shall pay or reimburse the Participation A Holder and the Servicer for all costs, expenses, losses, liabilities, obligations, damages, penalties, and disbursements imposed on, incurred by or asserted against the Participation A Holder during the period of time from the expiration of such Grace Period until such cure payment is made or other cure is otherwise effected (“Cure Period Liabilities”) (excluding any such Cure Period Liabilities resulting from gross negligence or willful misconduct of, or a violation of this Agreement or the Mezzanine A Loan Documents by, the Participation A Holder or the Servicer).

(ii) So long as a Monetary Default exists for which a cure payment permitted hereunder is made, or a non-monetary default exists for which Participation B Holder (or its designee) is pursuing a cure within the time limit and in accordance with the terms of this Section 9(b), then for a period of up to ninety (90) days (or such additional time as may be necessary if the Participation B Holder has commenced and is diligently pursuing foreclosure of the Separate Collateral) such Monetary Default or non-monetary default shall not be treated as an Event of Default by the Servicer or the Participation A Holder (A) for purposes of Sections 4 and 5 hereof or (B) for purposes of accelerating the

Mezzanine A Loan, modifying, amending or waiving any provisions of the Mezzanine A Loan Documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the collateral provided under the Mezzanine A Loan Documents; provided that such limitations shall not prevent the Servicer from sending notices of the default to the Mezzanine A Borrower or any related guarantor or making demands on the Mezzanine A Borrower or any related guarantor or from collecting default interest or late payment charges from the Mezzanine A Borrower; provided further that such limitations shall not prevent the Controlling Holder from, in accordance with the terms hereof, enforcing the rights or remedies of the Mezzanine A Lender under the Mezzanine A Loan Agreement. The right of the Participation B Holder to reimbursement of any payment made by the Participation B Holder in respect of a cure hereunder (“Mezzanine A Loan Cure Payment”) shall be subordinate in all respects to the right of the Participation A Holder to distributions with respect to the Mezzanine A Loan and to all amounts distributable to it, as and to the extent set forth in Section 4 or 5, as applicable.

10. Representations of the Mezzanine A Lender. The Mezzanine A Lender represents and warrants that the execution, delivery and performance of this Agreement are within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene the Mezzanine A Lender’s charter or any law or contractual restriction binding upon the Mezzanine A Lender, and that this Agreement is the legal, valid and binding obligation of the Mezzanine A Lender enforceable against it in accordance with its terms. The Mezzanine A Lender further represents and warrants, as of the date hereof, that (a) all of the Mezzanine A Loan Documents consist of all of the documents listed on Exhibit D attached hereto and made a part hereof; (b) all of the Mortgage Loan Documents consist of (i) all of the documents listed on Exhibit A to the Intercreditor Agreement and (ii) (A) that certain First Omnibus Amendment to Loan Agreement and Other Loan Documents (Mortgage Loan) effective as of August 15, 2007, and (B) that certain Amended and Restated Promissory Note effective as of August 15, 2007; (c) Mezzanine A Lender has possession of the Mezzanine A Loan Documents; (d) no monetary Event of Default exists, and, to the actual knowledge of Mezzanine A Lender, no material non-monetary Event of Default exists; and (e) the outstanding principal balance of the Mezzanine A Loan as of the date hereof is $45,000,000.00.

11. Representations of the Participation Holders. Each Participation Holder acknowledges that such Participation Holder is acquiring its Participation for its own account in the ordinary course of its business. Each Participation Holder represents and warrants that the execution, delivery and performance of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene such Participation Holder’s charter or any law or contractual restriction binding upon such Participation Holder, and that this Agreement is the legal, valid and binding obligation of such Participation Holder enforceable against such Participation Holder in accordance with its terms. Each Participation Holder further represents and warrants that it is a Qualified Transferee.

12. Independent Analyses of the Participation Holder. Each Participation Holder acknowledges that such Participation Holder has, independently and without reliance upon the Mezzanine A Lender or the other Participation Holder and based on such documents and information as such Participation Holder has deemed appropriate, made such Participation

Holder’s own credit analysis and decision to purchase its Participation. Each Participation Holder hereby acknowledges that the Mezzanine A Lender shall have no responsibility for (i) the collectability of the Mezzanine A Loan, (ii) the validity, enforceability or legal effect of any of the Mezzanine A Loan Documents or the title insurance policy or policies or any survey furnished or to be furnished in connection with the origination of the Mezzanine A Loan, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Mezzanine A Loan Documents, or (iv) the financial condition of the Mezzanine A Borrower. Each Participation Holder assumes all risk of loss in connection with its Participation for reasons other than gross negligence, willful misconduct or breach of this Agreement by the other Participation Holder or gross negligence, willful misconduct or breach of the Servicing Agreement by any Servicer. Each Participation Holder acknowledges that the Mezzanine A Loan is subject to the Intercreditor Agreement.

13. No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute among the parties to this Agreement a partnership, association, joint venture or other entity. None of the Mezzanine A Lender and the Participation Holders shall have any obligation whatsoever to offer to the other Participation Holders the opportunity to purchase notes or interests relating to any future loans originated by such parties or any of their Affiliates, and if any such party chooses to offer to the other Participation Holder, the opportunity to purchase notes or interests in any future mortgage loans originated by such party or its Affiliates, such offer shall be at such purchase price and interest rate as such party chooses, in its sole and absolute discretion. No Participation Holder shall have any obligation whatsoever to purchase from the other Participation Holder or the Mezzanine A Lender any notes or interests in any future loans originated by such party or any of its Affiliates.

14. Not a Security. Neither Participation A nor Participation B shall be deemed to be a security within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

15. Transfer of Participations. (a) A Participation Holder shall not Transfer any of its beneficial interest in its Participation unless (i) the consent of the other Participation Holder (not to be unreasonably withheld, conditioned or delayed) has been obtained, and, to the extent required under the Intercreditor Agreement, a Rating Agency Confirmation has been obtained with respect to such Transfer, in which case the related transferee shall thereafter be deemed to be a “Qualified Transferee” for all purposes under this Agreement, or (ii) such Transfer is to a Qualified Transferee, and such Transfer otherwise complies with Section 15 of the Intercreditor Agreement, or (iii) such Transfer is of less then forty-nine percent (49%) of the Participation Holder’s interest (provided in such event that no Participation Holder shall Transfer or allow any transferee to further transfer such Participation if more than 49% in the aggregate of the original Participation held by such Participation Holder will be held by a Person other than a Qualified Transferee). Any such transferee (other than, except as required pursuant to Section 16 hereof, a Loan Pledgee) must assume in writing the obligations of the transferring Participation Holder hereunder accruing from and after the date of such Transfer and agree to be bound by the terms and provisions hereof and in the Intercreditor Agreement. Upon such Transfer effected in accordance with the terms of this Agreement, the transferring Participation Holder shall be released from any and all liabilities or obligations accruing hereunder to the holder of the related

Participation from and after the date of such Transfer. Such proposed transferee shall also remake each of the representations and warranties contained herein (except those in the second sentence of Section 10) for the benefit of the Mezzanine A Lender and the other Participation Holder. Notwithstanding the foregoing, no Participation Holder shall Transfer all or any portion of its Participation to Mezzanine A Borrower or a Mezzanine A Borrower Related Party and any such transfer without the consent of the other Participation Holder shall be void.

(b) At least three (3) Business days prior to any Transfer of a Participation, the transferring Participation Holder shall provide to the Mezzanine A Lender and the other Participation Holders and, if any Certificates are outstanding, to the Rating Agencies, a certification that such Transfer will be made in accordance with this Section 15, such certification to include the name and contact information of the Qualified Transferee.

(c) Each Participation Holder acknowledges that any Rating Agency Confirmation may be granted or denied by the Rating Agencies in their sole and absolute discretion and that such Rating Agencies may charge customary fees in connection with any such action.

(d) In connection with a Transfer pursuant to this Section 15, the transferee of a Participation shall be responsible for providing written notice to the Servicer of such Transfer, which notice shall contain the name, address and contact information of such transferee and wire transfer or other payment instructions for distributions to be made to such transferee by the Servicer. The Servicer shall not be liable for any failure to make distributions to a transferee resulting from a failure of such transferee to provide the notice required under this Section 15(d) to the Servicer.

(e) Notwithstanding anything to the contrary contained in this Section 15, a Holder shall have no right to Transfer all or any portion of its legal and beneficial interest in its Participation in the event such Transfer is not permitted under the terms of the Intercreditor Agreement and any such Transfer shall be deemed to be prohibited under the terms of this Agreement and shall be null and void.

(f) The Participation Holders acknowledge that the Servicer shall maintain a record of the names and addresses of, and wire transfer instructions for, the Participation Holders, from time to time, to the extent such information is provided in writing to the Servicer, by the Participation Holders (the “Participation Record”). Each Participation Holder will inform the Servicer of its name, address, wiring instructions and taxpayer identification number. Upon the sale of a Participation or portion thereof, the transferring Participation Holder shall inform the Servicer in writing that such transfer has taken place and provide the Servicer with the name, address, wiring instructions and tax identification number of the transferee. In the event a Participation Holder transfers its Participation without notice to the Servicer, the Servicer shall have no liability for any misdirected payment on such Participation and shall have no obligation to recover and redirect such payment. If any Participation Holder transfers a Participation or a portion thereof, at the written request of the transferring Participation Holder (or any transferee of all or a portion of the applicable Participation), the Mezzanine A Lender shall issue to the requesting Person and/or such transferee(s) one or more substitute participation certificates (each, in substantially the form annexed hereto as Exhibit C), reflecting the ownership interest of such Person and transferee(s) in the applicable Participation. The requesting Participation Holder shall reimburse the Servicer for its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with the terms of this Section 15(g). The Servicer shall promptly provide the names and addresses of the Participation Holders to any other party hereto or any successor Participation Holder upon written request and any such Person may, without further investigation, conclusively rely upon such information. The Servicer shall have no liability to any Person for the provision of any such names and addresses.

Upon request by Participation B Holder, the Mezzanine A Lender (as holder of legal title to the Mezzanine A Loan) shall issue a new participation certificate with a revised schedule of the principal balance thereof reflecting the increase in the Participation B Principal Balance. The Participation B Holder shall reimburse the Mezzanine A Lender for its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with the terms of this paragraph.

The Servicer shall also note on the Participation Record any Pledges entered into by a Participation Holder and any Redirection Notices received in respect of such Pledges to the extent such information is provided in writing to the Servicer. The Servicer shall have no liability for any misdirected payment made in reliance on such Redirection Notices that it in good faith believes to be genuine.

(g) For so long as the full principal amount of Participation B has not been advanced, any Transfer of any portion of Participation B shall not include a Transfer of any portion of the Participation B Holder’s Future Advance Obligations unless (1) the consent of the Participation A Holder has been obtained, which consent shall not be unreasonably withheld, conditioned or delayed, or (2) such transferee is a Qualified Transferee (with a rating of A- or better from S&P if the Future Advance has not been fully funded). Any Transfer of any Future Advance Obligations or portions thereof shall be subject to the following restrictions: (i) all such Transfers shall be made upon at least five (5) Business Days’ prior written notice to the Holders, and (ii) the transferee shall (x) execute an assignment and assumption agreement whereby such transferee assumes all or a ratable portion, as the case may be, of the obligations of the transferring party hereunder with respect to the Future Advance from and after the date of such assignment, (y) agree in writing to be bound by the Servicing Agreement and (z) assume the obligations of the transferring party to make the Future Advance under the Mezzanine Loan Documents.

16. Financing of a Participation. Notwithstanding any other provision hereof, a Participation Holder may enter into a pledge (a “Pledge”) of its Participation to any entity which has extended a credit facility to such Participation Holder and would otherwise be deemed to be either a Qualified Transferee (a “Loan Pledgee”), on the terms and conditions set forth in this Section 16 and Section 16 of the Intercreditor Agreement. Upon written notice by a Participation Holder to the Mortgage Lender, the Servicer and each other Participation Holder that the Pledge has been effected, each Participation Holder agrees to acknowledge receipt of such notice and following receipt of such notice (whether or not receipt is acknowledged) agrees: (a) to give Loan Pledgee a copy of each written notice of default given to the pledging Participation Holder; (b) to allow Loan Pledgee a period of at least ten (10) days (in respect of a monetary default) and a reasonable period of not less than thirty (30) days, but not more than sixty (60) days (in respect of a non-monetary default) to cure a default by the pledging Participation Holder in respect of its obligations hereunder, but Loan Pledgee shall not be obligated to cure any such default; (c) that no amendment, modification, waiver or termination of any of the Participation Holder’s rights under this Agreement shall be effective without the written consent of Loan Pledgee which consent shall not be unreasonably withheld; and (d) that, upon written notice (a “Redirection Notice”) to the Servicer by Loan Pledgee that the pledging Participation Holder is in default, beyond applicable cure periods, under such Participation Holder’s obligations to Loan Pledgee pursuant to the applicable credit agreement between the pledging Participation Holder and Loan Pledgee (which notice need not be joined in or confirmed by the pledging Participation Holder), and until such Redirection Notice is withdrawn or rescinded by Loan Pledgee, the Servicer shall remit to Loan Pledgee and not to the pledging Participation Holder, any payments that the Servicer would otherwise be obligated to pay to the pledging Participation Holder from time to time pursuant to this Agreement, any Mezzanine A Loan Document, the Servicing Agreement or any other agreement between Mortgage Lender and Mezzanine A Lender that relates to the Mortgage Loan and/or the Mezzanine A Loan, as applicable. Each Participation Holder hereby unconditionally and absolutely releases the Servicer, each other Participation Holder and the Mezzanine A Lender from any liability to such Participation Holder on account of such parties’ compliance with any Redirection Notice believed by such party to have been delivered by Loan Pledgee. The Loan Pledgee shall be permitted to fully exercise its rights and remedies against the pledging Participation Holder, and realize on any and all collateral granted by such Participation Holder to Loan Pledgee (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law and this Agreement. In such event, the Mezzanine A Lender, the Servicer and each other Participation Holder shall recognize any Loan Pledgee that is, and any purchaser which is also, a Qualified Transferee at any foreclosure or similar sale held by Loan Pledgee or any transfer in lieu of such foreclosure and its successors and assigns, as the successor to the pledging Participation Holder’s rights, remedies and obligations under this Agreement and the Mezzanine A Loan Documents and any such Loan Pledgee or Qualified Transferee shall assume in the writing the obligations of such Participation Holder hereunder accruing from and after such Transfer and agrees to be bound by the terms and provisions hereof. The rights of Loan Pledgee under this Section 16 shall remain effective unless and until Loan Pledgee shall have notified the Mezzanine A Lender, the Servicer and each other Participation Holder in writing that its interest in the pledged Participation has terminated,

17. Other Business Activities of the Participation A Holder and Participation B Holder. Each of the parties hereto acknowledges that each Participation Holder may make loans or otherwise extend credit to, and generally engage in any kind of business with, any Affiliate of the Mezzanine A Borrower (the “Mezzanine A Borrower Related Parties”), and receive payments on such other loans or extensions of credit to Mezzanine A Borrower Related Parties and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

18. Exercise of Remedies by the Servicer. (a) Each Participation Holder acknowledges that, subject to the terms of this Agreement, (i) the Servicer may exercise or refrain from exercising any rights that the Participation A Holder may have hereunder in a manner that may be adverse to the interests of the Participation B Holder, so long as such actions are in accordance with the Servicing Standard, (ii) the Servicer shall not have any liability whatsoever to any Participation Holder as a result of the Servicer’s exercise of such rights or any omission to exercise such rights, except as expressly provided herein or for acts or omissions that are taken or omitted to be taken by the Servicer that constitute the negligence or willful misconduct of the Servicer or a breach of this Agreement, and (iii) the Servicer shall service and administer the Mezzanine A Loan on behalf of the Participation Holders in accordance with the Servicing Standard, taking into account the interests of the Participation Holders; but in all cases recognizing the fact that Participation B is subject and subordinate to Participation A in accordance with the terms of this Agreement. Each Participation Holder agrees that the Servicer, to the extent consistent with the terms of this Agreement and subject to Section 19, shall have the sole and exclusive authority with respect to the administration of, and exercise of rights and remedies with respect to, the Mezzanine A Loan (except with respect to the funding of Future Advances pursuant to Section 17 and as otherwise provided in this Agreement or the Servicing Agreement), including, without limitation, the sole and exclusive authority (i) to modify or waive any of the terms of the Mezzanine A Loan Documents, (ii) to consent to any action or failure to act by the Mezzanine A Borrower or any party to the Mezzanine A Loan Documents, (iii) to vote all claims with respect to the Mezzanine A Loan in any bankruptcy, insolvency or other similar proceedings and (iv) to take legal action to enforce or protect the Holders’ interests with respect to the Mezzanine A Loan or to refrain from exercising any powers or rights under the Mezzanine A Loan Documents, including the right at any time to call or waive any Events of Default, or accelerate or refrain from accelerating the Mezzanine A Loan or institute any foreclosure action, foreclosure sale, sale by power of sale or acceptance of a transfer or assignment in lieu of foreclosure, and in each case, acting in accordance with the Servicing Standard and the terms of this Agreement. No Participation Holder shall have any voting, consent or other rights whatsoever with respect to the administration of, or exercise of its rights and remedies with respect to, the Mezzanine A Loan, except as provided in this Agreement. Each Holder agrees that it shall have no right to, and hereby presently and irrevocably assigns and conveys to the Servicer (acting on behalf of the Participation Holders), the rights, if any, that such Participation Holder has (i) to declare or cause the Servicer to declare an Event of Default under the Mezzanine A Loan, (ii) to exercise any remedies with respect to the Mezzanine A Loan, including, without limitation, filing or causing the Servicer to file any bankruptcy petition against the Mezzanine A Borrower or (iii) to vote any claims with respect to the Mezzanine A Loan in any bankruptcy, insolvency or similar type of proceeding of the Mezzanine A Borrower, provided, that the foregoing shall not be construed to contravene the rights of the Participation Holders under Section 19. Each Participation Holder shall, from time to time, execute such documents as the Servicer shall reasonably request to evidence such assignment with respect to the rights described in clause (iii) of the preceding sentence.

(b) Notwithstanding anything to the contrary contained herein, in no event shall the Servicer be permitted to take any action or refrain from taking any action which would violate the laws of any applicable jurisdiction, breach the Mezzanine A Loan Documents, or be inconsistent with the Servicing Standard or violate any other provisions of the Servicing Agreement, the Intercreditor Agreement or this Agreement.

19. Certain Powers of the Controlling Holder. (a) Notwithstanding anything in any other Section of this Agreement to the contrary, but in all cases subject to Sections 19(b), and (c), the Servicer will not be permitted to take any of the actions identified in clauses (i) through (xxiii) of this sentence, unless and until the Servicer has notified the Controlling Holder in writing (with copies to all Participation Holders) of the Servicer’s intent to take or permit the particular action and the Controlling Holder has consented to the particular action, which consent rights shall extend ten (10) Business Days after the Controlling Holder’s (and such senior Participation Holder’s, if applicable) receipt of written notice of the Servicer’s intent to take a particular action and having been provided with all reasonably requested information with respect thereto:

(i) any adoption or implementation of or waiver of delivery of a business plan or annual budget submitted by the Mezzanine A Borrower with respect to the Separate Collateral or the Mortgaged Property;

(ii) the execution or renewal, or modification, of any lease (if a lender approval is provided for in the applicable Mezzanine A Loan Documents), or modification of the Mezzanine A Loan Documents modifying those instances for which lender approval is required, or waiving any such approval;

(iii) material alterations on the Mortgaged Property (if approval by the lender is required by the related Mezzanine A Loan Documents);

(iv) the release of any escrow held in conjunction with the Mezzanine A Loan to the Mezzanine A Loan Borrower not expressly required by the related Mezzanine A Loan Documents or under applicable law, or waiver of any required deposits or modification of the Mezzanine A Loan Documents to eliminate or alter escrow requirements;

(v) material change in any Mezzanine A Loan Documents, this Agreement or the Intercreditor Agreement;

(vi) the waiver of any notice provisions related to prepayment;

(vii) any modification or waiver of a monetary term of the Mezzanine A Loan and any modification of, or waiver that would result in the extension of the Maturity Date, a reduction in the interest rate on the Mezzanine A Note or the monthly debt service payment or Prepayment Fee payable on the Mezzanine A Note or a deferral or forgiveness of interest (including, without limitation, default interest) on or principal of the Mezzanine A Note or Late Charges payable with respect thereto, or a modification or waiver of any other monetary term of the Mezzanine A Note relating to the timing or amount of any payment of principal and interest (including, without limitation, default interest);

(viii) any modification of, or waiver with respect to, the Mezzanine A Loan that would result in a discounted pay-off of the Mezzanine A Note;

(ix) any foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of the Separate Collateral or any acquisition of the Separate Collateral by transfer or assignment in lieu of foreclosure or other exercise of remedies;

(x) any release of the Mezzanine A Borrower or any guarantor from liability with respect to the Mezzanine A Loan;

(xi) any waiver of or determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the Mezzanine A Borrower);

(xii) any substitution or release of collateral for the Mezzanine A Loan, except as permitted by the Mezzanine A Loan Documents;

(xiii) any transfer of the Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the Mortgage Borrower or the Mezzanine A Borrower by a Person entitled to exercise voting rights, directly or indirectly, in such Mezzanine A Borrower, except in each case as permitted by the Mezzanine A Loan Documents;

(xiv) any incurrence of additional debt by the Mortgage Borrower, the Mezzanine A Borrower or any mezzanine financing by any beneficial owner of the Mezzanine A Borrower, or the incurrence of any indebtedness by the Participation Holders with respect to any REO Property;

(xv) the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the Mezzanine A Borrower;

(xvi) any proposed modification or waiver of any provision of the Mezzanine A Loan Documents governing the types, nature or amount of insurance coverage required to be obtained and maintained by the Mezzanine A Borrower;

(xvii) any renewal or replacement of the then existing insurance policies (to the extent the lender’s approval is required under the applicable Mezzanine A Loan Documents);

(xviii) providing any consent under the Intercreditor Agreement or agreeing to any modification of the Mortgage Loan Documents or the Mezzanine A Loan Documents;

(xix) determination of Net Cash Flow in any instance under the Mezzanine A Loan Documents when relevant;

(xx) any action to bring the Mortgaged Property or REO Property into compliance with any laws relating to hazardous materials or other environmental laws;

(xxi) the settlement of any insurance claim or condemnation proceeding for a cash payment that will be applied to the principal amount of the Mezzanine A Loan, if such settlement would result in a shortfall of amounts due and payable to the Controlling Holder;

(xxii) any alteration of cash management provisions or arrangements relating to the Mortgage Loan or the Mezzanine A Loan; and

(xxiii) consenting to any other matter for which consent of the holder of the Mezzanine A Loan is required under the Mezzanine A Loan Documents;

provided that, if the Controlling Holder fails to notify the Servicer of its response to any such proposed action within ten (10) Business Days after receipt by the Controlling Holder of written notice of such a proposed action, the approval of the Controlling Holder shall be deemed to have been given; provided, further, that if the Servicer reasonably determines immediate action is necessary in accordance with the Servicing Standard, the Servicer may take such action without waiting for the Controlling Holder’s or, as hereinafter provided, such senior Holders’ consent, but will promptly so advise the Participation Holders.

(b) Notwithstanding anything in this Section 19 to the contrary, the Servicer may, in its sole discretion, reject any advice or consultation provided by the Controlling Holder and shall not comply with any advice or consultation provided by the Controlling Holder if such advice or consultation would (i) require or cause the Servicer to violate any applicable law, (ii) violate the Servicing Standard, (iii) require or cause the Servicer to violate any other provisions of this Agreement, or (iv) require or cause the Servicer to violate the terms of the Mezzanine A Loan or the Intercreditor Agreement.

Notwithstanding anything in this Section 19 to the contrary, so long as the Controlling Holder is the Participation B Holder, it may not consent to any modification, waiver, amendment or release of any provision of the Mezzanine A Loan Documents, this Agreement, the Intercreditor Agreement or the Servicing Standard, or consent to any other action that would cause (or vote in favor of any plan of reorganization or similar plan or proposal that would have the effect of causing) (i) a change in the amount or timing of payments of principal, interest or other amounts to Participation A (after taking into account of the provisions of this Agreement, including, without limitation, Section 6 hereof), (ii) an extension of the Maturity Date (except as a result of the exercise by the Mezzanine A Borrower of an as-of-right extension pursuant to the terms of the Mezzanine A Loan Agreement), (iii) a reduction of the Mezzanine A Interest Rate or Participation A Interest Rate, (iv) a reduction or forgiveness of any portion of the principal amount of the Participation A Principal Balance (except as a result of principal payments received by the Participation A Holder), (v) an increase in the amount of the Senior Loan except as permitted under the Intercreditor Agreement, (vi) a release or subordination of any of the Separate Collateral, (vii) a release of any guarantor from any liability under any guaranty or indemnity it has delivered in connection with the Mezzanine A Loan, or (viii) a change in this Section 19 or Section 6 of this Agreement, unless it has received the approval for such consent from the Participation A Holder. As to any other matters specified in Section 19(a), the Participation B Holder (if it is the Controlling Holder) and the Participation A Holder (if it is the Controlling Holder) shall consult, on a non-binding basis, with the Participation A Holder or the Participation B Holder, respectively, before such Participation Holder grants its consent to the action.

(c) No Controlling Holder shall owe any fiduciary duty to the other Participation Holder. By its acceptance of an interest in the Mezzanine A Loan, each

Participation Holder will be deemed to have confirmed its understanding that (i) a Controlling Holder may take or refrain from taking actions that favor the interests of the Controlling Holder or its Affiliates over the other Participation Holder, (ii) a Controlling Holder may take or refrain from taking actions that favor its interest or the interests of its Affiliates over the other Participation Holder, (iii) a Controlling Holder may have special relationships and interests that conflict with the interest of the other Participation Holder and will be deemed to have agreed to take no action against a Controlling Holder or any of their officers, directors, employees, principals or agents as a result of such a special relationships or conflicts, and (iv) no Controlling Holder shall be liable by reason of its having acted or refrained from acting solely in its interest or in the interest of its Affiliates. The provisions of this subsection (c), however, shall not limit the obligation of the Servicer to service and administer the Mezzanine A Loan on behalf of the Participation Holders in accordance with the Servicing Standard.

(d) Pursuant to the terms of the Servicing Agreement, within sixty (60) days after (i) an Appraisal Reduction Event and (ii) each date thereafter on which the Servicer, consistent with the Servicing Standard, determines that an Updated Appraisal is required (but in no event more often than once each 120 days) and, during the continuance of an Appraisal Reduction Event, every 12 months following the occurrence of such Appraisal Reduction Event, the Servicer shall obtain an Updated Appraisal of the Mortgaged Property (or a letter update to an existing Appraisal of such Mortgaged Property, provided such existing Appraisal is less than two (2) years old and no material change has occurred with respect to such Mortgaged Property or the applicable commercial or residential real estate market) from an Appraiser selected by the Servicer, except that the Servicer shall not be required to obtain an Updated Appraisal of the Mortgaged Property, if and for so long as there exists an Appraisal of such Mortgaged Property which is less than twelve (12) months old and the Servicer has no knowledge that any material change has occurred with respect to such Mortgaged Property or the applicable commercial or residential real estate market. Each of the Participation A Holder and the Participation B Holder shall have the right, at any time and at its own expense, to request that the Servicer obtain an Updated Appraisal of the Mortgaged Property or REO Property, as the case may be. Appraisal Reduction Amounts shall be allocated to reduce the Participation B Principal Balance and the Participation A Principal Balance, up to the outstanding amount thereof, first, to Participation B and after Participation B Principal Balance has been reduced to zero ($0), then to Participation A, solely for purposes of determining the identity of the Controlling Holder. The Servicer shall give written notice to each Participation Holder of any Appraisal Reduction Amount calculated with respect to the Mezzanine A Loan and any allocation thereof to reduce the principal balance of such Holder. The parties hereto acknowledge and agree that, as of the date hereof, no Appraisal Reduction Event has occurred and is continuing.

(e) Notwithstanding the definitions of a Control Appraisal Event, the Controlling Holder shall be entitled to avoid a Control Appraisal Event and a consequent loss of Controlling Holder status, caused by application of an Appraisal Reduction Amount, unless the application of such Appraisal Reduction Amount that results in a Control Appraisal Event reduces the applicable Participation Principal Balance to zero, upon satisfaction of the following conditions (which must be satisfied within fifteen (15) days of the receipt of an Updated Appraisal that indicates a Control Appraisal Event and consequent loss of Controlling Holder status has occurred; provided that if the entity that was Controlling Holder at the time of such Control Appraisal Event has provided notice to the Servicer of its intention to post Threshold

Event Collateral, during such fifteen (15) day period such entity shall remain the Controlling Holder): (i) the Controlling Holder shall have delivered, as a supplement to the appraised value of the Mortgaged Property, to the Servicer (in each case together with documentation reasonably acceptable to the Servicer in accordance with Servicing Standard to create and perfect a security interest in such Threshold Event Collateral in favor of the Servicer for the benefit of the other Participation Holder) (a) cash collateral for the benefit of, and acceptable to the Servicer, or (b) an unconditional and irrevocable standby letter of credit payable on sight demand issued by a bank or other financial institution the long-term unsecured debt obligations of which are rated at least “AA” by S&P and “Aa2” by Moody’s or the short term obligations of which are rated at least “A-1” by S&P and “P-1” by Moody’s (either (a) or (b), the “Threshold Event Collateral”), and (ii) the Threshold Event Collateral shall be in an amount which, when added to the appraised value of the Mortgaged Property as determined based on the Updated Appraisal, would cause the Control Appraisal Event and consequent loss of Controlling Holder status not to occur. Any interest earned on cash collateral posted shall inure to the benefit of the party that posted such collateral. If the requirements of this subsection are satisfied by the Controlling Holder (a “Threshold Event Cure”), no Control Appraisal Event and consequent loss of Controlling Holder status caused by application of an Appraisal Reduction Amount shall be deemed to have occurred. If a letter of credit is furnished as Threshold Event Collateral, the Controlling Holder shall be required to renew such letter of credit not later than thirty (30) days prior to expiration thereof or to replace such letter of credit with either a substitute letter of credit with an expiration date that is greater than forty-five (45) days from the date of substitution or other Threshold Event Collateral; provided, however, that if a letter of credit is not renewed prior to thirty (30) days prior to the expiration date of such letter of credit, the Servicer shall draw upon such letter of credit (which draw shall be permitted under the terms thereof) and hold the proceeds thereof as Threshold Event Collateral. In addition, if a letter of credit is initially furnished as Threshold Event Collateral and the issuer of such letter of credit at any time no longer satisfies the unsecured debt rating requirements set forth above, the Controlling Holder shall be required within thirty (30) days of notice from the Servicer of the occurrence of such event to replace such original letter of credit with a replacement letter of credit from an issuer meeting the rating requirements. If a new replacement letter of credit from an issuer with the required ratings is not in place within thirty (30) days of such event, the Servicer shall draw upon such letter of credit (which draw shall be permitted under the terms thereof) and hold the proceeds thereof as Threshold Event Collateral. The Threshold Event Cure shall continue until (i) the appraised value of the Mortgaged Property plus the value of the Threshold Event Collateral would not be sufficient to prevent a Control Appraisal Event and consequent loss of Controlling Holder status from occurring (unless the Controlling Holder then posts additional Threshold Event Collateral to avoid loss of Controlling Holder status); or (ii) the occurrence of a Final Recovery Determination; or (iii) the Threshold Event Collateral is fully released to the Controlling Holder pursuant to the immediately following sentence. If the appraised value of the Mortgaged Properties, upon any redetermination thereof, is sufficient to avoid the occurrence of a Control Appraisal Event and consequent loss of Controlling Holder status without taking into consideration all or some portion of the Threshold Event Collateral previously delivered by the Controlling Holder, all or such portion of Threshold Event Collateral held by the Servicer shall promptly be returned to the Controlling Holder (at its sole expense). If the appraised value of the Mortgaged Property, upon any redetermination thereof, is not sufficient to avoid the occurrence of a Control Appraisal Event and consequent loss of Controlling Holder status, after taking into consideration any Threshold Event Collateral previously delivered by the Controlling Holder, then the Threshold Cure Event shall no longer exist, unless within fifteen (15) days of such determination the Controlling Holder posts additional Threshold Event Collateral in accordance with the same terms on which it posted the initial Threshold Event Collateral, in a sufficient amount such that the appraised value of the Mortgaged Property, as so redetermined, together with all Threshold Event Collateral then posted, shall be sufficient to avoid the occurrence of a Control Appraisal Event and consequent loss of Controlling Holder status. For so long as Threshold Event Collateral shall have been posted, the Servicer shall obtain, at the request of any Participation Holder, on a quarterly basis, commencing with the date that is three (3) months after the first posting of Threshold Event Collateral and continuing at three (3) month intervals thereafter, an Updated Appraisal of the Mortgaged Property (or a letter update to an existing Appraisal of the Mortgaged Property, provided such existing Appraisal is less than two (2) years old and no material change shall have occurred with respect to such Mortgaged Property or the applicable commercial real estate market), from an Appraiser selected by the Servicer (with the approval of the requesting Participation Holder), at the expense of such Participation Holder. Any Threshold Event Cure shall be deemed to cease to exist if the Controlling Holder shall fail to pay for any such Appraisal or letter update within 30 days after it is requested to do so by the Servicer or any Holder, or if the Controlling Holder or an Affiliate thereof is the Servicer and shall fail to obtain such Appraisal or letter update. If the Controlling Holder or an Affiliate thereof is also the Servicer, the Participation A Holder shall hold, monitor and administer the Threshold Event Collateral. Upon a Final Recovery Determination, such Threshold Event Collateral shall be available to reimburse the Participation A Holder for any losses with respect to its Participation after application of the net proceeds of liquidation, not in excess of the principal balance thereof, plus accrued and unpaid interest thereon at the applicable interest rate and all other costs reimbursable under this Agreement and to the extent not so utilized, shall be returned to the posting Participation Holder.

20. Rights Under the Intercreditor Agreement. (a) Purchase Option. (i) In the event that a “Purchase Option Event” (as defined in the Intercreditor Agreement) with respect to the Mortgage Loan has occurred (a “Purchase Option Event”), triggering the right of the Mezzanine A Lender to purchase the Mortgage Loan pursuant to the Intercreditor Agreement (of which event the Servicer shall be required to promptly notify each Participation Holder), each of the Participation A Holder and the Participation B Holder shall have the right (but not the obligation) by written notice to the Servicer and the other Participation Holder (a “Purchase Option Notice”) to initiate the purchase of the Mortgage Loan in accordance with the terms of the Intercreditor Agreement. In the event that both the Participation A Holder and the Participation B Holder elect to purchase the Mortgage Loan, the Participation B Holder shall have the prior right to so purchase the Mortgage Loan, provided that the Participation B Holder in such event shall also be required to concurrently purchase Participation A from the Participation A Holder for a price equal to the Defaulted Mezzanine A Loan Purchase Price. In the event that the Participation A Holder has elected to purchase the Mortgage Loan by delivery of a Purchase Option Notice, the Participation B Holder shall, within five (5) Business Days of the delivery of such notice, provide written notice to the Servicer and the Participation A Holder as to whether the Participation B Holder will exercise its prior right to purchase the Mortgage Loan and Participation A. If the Participation B Holder has elected to purchase the Mortgage Loan and it fails to complete such purchase within ten (10) Business Days of delivery of a Purchase Option Notice or fails to concurrently purchase Participation A as required hereunder

(other than as a result of a default or breach by the Participation A Holder as seller of Participation A), then such Purchase Option Notice shall be deemed invalid, such defaulting Participation B Holder shall cease to have any right to purchase the Mortgage Loan (and Participation A) in connection with the applicable Purchase Option Event and the Participation A Holder shall thereafter be entitled to exercise the purchase rights under, and in accordance with, the Intercreditor Agreement with respect to such Purchase Option Event. Following the occurrence of a Purchase Option Event, each of the Participation A Holder and the Participation B Holder shall keep the other Participation Holder informed as to such Holder’s intention to exercise any of its respective rights in connection with the Purchase Option Event.

(ii) If the Participation B Holder elects to purchase the Mortgage Loan and Participation A pursuant to the terms hereof, concurrently with payment to the Participation A Holder of the Defaulted Mezzanine A Loan Purchase Price, the Participation A Holder shall deliver or cause to be delivered to the Participation B Holder all Mezzanine A Loan Documents held by or on behalf of the Participation A Holder and will execute in favor of the Participation B Holder or its designee assignment documentation, in form and substance reasonably acceptable to the Participation B Holder, at the sole cost and expense of the Participation B Holder to assign Participation A and its rights hereunder and its rights as holder of the Mezzanine A Loan (without recourse, representations or warranties, except for representations as to Participation A Holder’s ownership due execution and delivery, and not having previously assigned, transferred, participated or encumbered its rights in Participation A as of the consummation of the assignment of Participation A, unless such participation or encumbrance will be released prior to the transfer).

(b) Cure Rights after Mortgage Loan Event of Default. (i) In the event a Mortgage Loan Default Notice has been delivered to the Mezzanine A Lender (which the Servicer shall be required to promptly forward (with a copy sent by facsimile or e-mail as soon as reasonably possible following its receipt thereof) to each Participation Holder), and the default identified in such Mortgage Loan Default Notice is a monetary default relating to a liquidated sum of money, each of the Participation A Holder and the Participation B Holder shall have right to exercise the cure rights of the Mezzanine A Lender under the Intercreditor Agreement within the same period of time provided to the Mezzanine A Lender under the Intercreditor Agreement. If the Participation A Holder cures such default, then Participation B Holder shall reimburse to Participation A Holder the costs and expenses of curing such default within ten (10) Business Days of written demand therefor by Participation A Holder.

(ii) If the default identified in the Mortgage Loan Default Notice is of a non-monetary nature, each of the Participation A Holder and the Participation B Holder shall have right to exercise the cure rights of the Mezzanine A Lender under the Intercreditor Agreement within the same period of time provided to the Mezzanine A Lender under the Intercreditor Agreement. If a Participation Holder is exercising its cure right, it shall consult with the other Participation Holder and keep such other Participation Holder informed as to its progress. If the Participation A Holder cures such default, then Participation B Holder shall reimburse the costs and expenses of curing such default to Participation A Holder within ten (10) Business Days of written demand therefor by Participation A Holder.

(iii) Prior to or concurrently with undertaking any curative action pursuant to this Section 20(b), a Participation Holder shall provide the Servicer and the other Participation Holder with written notice thereof.

(c) Intentionally Omitted.

(d) Subject to the terms of this Agreement, including without limitation, this Section 20 and Section 19, the Controlling Holder shall exercise each of the rights granted to the “First Mezzanine Lender” and “Directing Junior Lender” under and pursuant to the Intercreditor Agreement.

(e) The Participation Holders agree that the Servicer shall make reasonable effort to cause the Mortgage Loan Servicer to send a copy of the Mortgage Loan Default Notice directly to the Participation Holders.

21. REO Mezzanine Loan. In the event the Separate Collateral is acquired pursuant to a foreclosure or deed (or assignment) in lieu of foreclosure, the Separate Collateral shall be held for the benefit of the Participation Holders based upon their respective percentage interests in the Mezzanine A Loan and the Participation Holders hereby agree to negotiate in good faith to reach an agreement relating to the ownership, operation, maintenance, management, leasing and marketing of the Mortgaged Property, which agreement shall, in any event, provide that, to the extent that any decision is required to be made thereunder with respect to such matters, the Controlling Holder (as then determined in accordance with the provisions of this Agreement as if the Mezzanine A Loan were still outstanding) shall be entitled to make such decisions. Notwithstanding any such acquisition of title and cancellation of the Mezzanine A Loan, such Mezzanine A Loan shall be considered an “REO Mezzanine Loan” held by the Participation Holders until such time as the Separate Collateral (or the Mortgaged Property) shall be sold, transferred or conveyed by the Participation Holders and this Agreement shall continue in full force and effect during such ownership of the Separate Collateral. Consistent with the foregoing, for purposes of all calculations hereunder, so long as such “REO Mezzanine Loan” shall be considered outstanding, payments and collections with respect to the Separate Collateral received in any month (net of related expenses) shall be applied to amounts which would have been payable under the Mezzanine A Loan in accordance with the terms of this Agreement.

22. Future Advance. MSMC or any successor or assign that has assumed the Future Advance Obligations in accordance with Section 15 (the “Funding Party”) hereby agrees to remit to the Mezzanine A Borrower the Future Advance to the extent such Future Advance is required to be made under the Mezzanine A Loan Agreement and the Mezzanine A Loan Documents, it being the specific intent of the parties hereto that the Participation B Holder shall be liable for making the Future Advance. Funding Party shall remit the Future Advance on the date that such Future Advance is required to be made pursuant to the Mezzanine A Loan Documents and Mezzanine A Loan Agreement. The parties hereto agree that the determination of whether the Mezzanine A Borrower is entitled to receive the Future Advance shall rest solely with Funding Party who shall be solely responsible for funding the Future Advance and conducting any and all due diligence, loan documentation and pre-funding requirements in connection therewith, and the Funding Party is hereby authorized to deal directly with the

Mezzanine A Borrower solely in connection with the making of the Future Advance and the satisfaction of any conditions precedent set forth in the Mezzanine A Loan Documents.

23. Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF RELATING TO THIS AGREEMENT.

24. Modifications. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto. The party seeking modification of this Agreement shall be solely responsible for any and all expenses that may arise in order to modify this Agreement. No modification of the duties, obligations or rights of the Servicer under this Agreement shall be effective against the Servicer unless such modification is consented to by the Servicer in writing.

25. Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided, that no successor or assigns of the initial Mezzanine A Lender shall have any liability for a breach of a representation or warranty set forth in this Agreement. The Servicer is an intended third-party beneficiary of this Agreement.

26. Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument.

27. Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

28. Notices. All notices required hereunder shall be (i) in writing and personally delivered, (ii) sent by facsimile transmission if the sender on the same day sends a confirming copy of such notice by reputable overnight delivery service (charges prepaid), (iii) sent by a reputable overnight delivery service (charges prepaid) or (iv) sent by certified United States mail, postage prepaid, return receipt requested, and addressed to the respective parties at their addresses set forth on Exhibit B hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt.

29. Title and Custody to Mezzanine A Loan Documents. The Participation B Holder shall hold legal title to the Mezzanine A Loan Documents, subject to all rights of all Participation Holders under this Agreement, and the Custodian shall hold the originals of all of the Mezzanine A Loan Documents. The Participation B Holder shall only transfer, and be required to transfer, title to the Mezzanine A Loan Documents in connection with a simultaneous transfer or sale of Participation B. Notwithstanding the foregoing, at any time, upon at least ten (10) Business Days’ request of the Participation A Holder prior to the date of the proposed transfer, Participation B Holder shall transfer legal title to the Mezzanine A Loan Documents to Participation A Holder.

30. Withholding Taxes. (a) If the Servicer or the Mezzanine A Borrower shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to a Participation Holder with respect to the Mezzanine A Loan as a result of such Participation Holder constituting a Non-Exempt Person, the Servicer shall be entitled to do so with respect to such Participation Holder’s interest in such payment (all withheld amounts being deemed paid to such Participation Holder), provided that the Servicer shall furnish such Participation Holder with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting Participation Holder to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which such Participation Holder is subject to tax.

(b) Each Participation Holder shall and hereby agrees to indemnify the Servicer against and hold the Servicer harmless from and against any Taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of the Servicer to withhold Taxes from payment made to such Participation Holder in reliance upon any representation, certificate, statement, document or instrument made or provided by such Participation Holder to the Servicer in connection with the obligation of the Servicer to withhold Taxes from payments made to such Participation Holder, it being expressly understood and agreed that (i) the Servicer shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same and (ii) such Participation Holder shall, upon request of the Servicer and at its sole cost and expense, defend any claim or action relating to the foregoing indemnification using counsel selected by the Servicer.

(c) Each Participation Holder represents severally, as to itself only, to the Servicer (for the benefit of the Mezzanine A Borrower) that it is not a Non-Exempt Person and that neither the Servicer nor the Mezzanine A Borrower is obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mezzanine A Loan or otherwise pursuant to this Agreement. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of this Agreement, each Participation Holder shall deliver to the Servicer evidence satisfactory to the Servicer substantiating that it is not a Non-Exempt Person and that the Servicer is not obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mezzanine A Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, (i) if any Participation Holder is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Servicer an Internal Revenue Service Form W-9 and (ii) if Participation Holder is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Mezzanine A Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, such Participation Holder shall satisfy the requirements of the preceding sentence by furnishing to the Servicer Internal Revenue Service Form W-8ECI, Form W-8IMY (with appropriate attachments) or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by such Participation Holder, as evidence of such Participation Holder’s exemption from the withholding of United States tax with respect thereto. The Servicer shall not be obligated to make any payment hereunder to a Participation Holder in respect of a Participation or otherwise until such Participation Holder shall have furnished to the Servicer the requested forms, certificates, statements or documents.

(d) For purposes of this Section 29, (i) “Non-Exempt Person” shall mean any Person other than a Person who is either (i) a U.S. Person or (ii) has on file with the Agent for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit the Servicer to make such payments free of any obligation or liability for withholding; and (ii) “Taxes” shall mean any income or other taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

31. Waiver. The Participation B Holder expressly and irrevocably waives for itself and any Person claiming through or under such Participation Holder any and all rights that it may have under Section 1315 of the New York Real Property Actions and Proceedings Law or the provisions of any similar law which purports to give a junior loan participant the right to initiate any loan enforcement or foreclosure proceedings.

32. Notice of Senior Loan Default. The Servicer and the Controlling Holder shall promptly send to the other Participant Holder copies of any “Senior Loan Default Notices” and any “Purchase Notices” (as such terms are defined in the Intercreditor Agreement) received by the Servicer and/or Controlling Holder, and any other notice, financial statement or report received by the Servicer and/or the Controlling Holder under the Intercreditor Agreement.

33. Directing Junior Holder. The Controlling Holder shall have the sole right to designate the “Directing Junior Lender” pursuant to Section 5(f) of the Intercreditor Agreement.

34. Custodian.

(a) On or prior to the date hereof, the Participation Holders shall deliver, or cause to be delivered, the Mezzanine A Loan Documents, together with appropriate documentation sufficient under the Mezzanine A Loan Agreement to deliver the Mezzanine A Loan Documents to the Custodian, to be held by the Custodian on behalf of the Participation Holders.

(b) The Custodian will hold the Mezzanine A Loan Documents delivered to it pursuant to this Section 34, solely for the benefit of the Participation Holders.

(c) The Custodian agrees, for the benefit of the Participation Holders, to review the Mezzanine A Loan Documents after receipt. In performing any such review, the Custodian may conclusively assume the genuineness of any such document and any signature thereon. It is understood that the scope of the Custodian’s review of the Mezzanine A Loan Documents is limited solely to confirming that the documents which constitute or are required to constitute the Mezzanine A Loan Documents have been received and further confirming that any and all such documents delivered pursuant to this Section 34 have been executed and purport to relate to the Mezzanine A Loan. The Custodian shall not have any responsibility for determining whether any document is valid and binding or whether the text of any assignment or endorsement is in proper form. Not later than fifteen (15) Business Days after the date hereof, the Custodian shall notify in writing the Participation Holders, as to any part of the Mezzanine A Loan Documents that does not meet the requirements of the definition thereof and shall specify the nature of the defective or missing document or the lack of evidence of filing, as applicable (the “Exception Report”).

(d) The Custodian shall retain possession and custody of the Mezzanine A Loan Documents, for the benefit of the Participation Holders, in accordance with and subject to the terms and conditions set forth herein and shall not transfer the Mezzanine A Loan Documents or any of its rights or obligations under this Agreement to any other Person without the prior consent of the Participation Holders.

(e) The Custodian shall not be under any duty or obligation to inspect, review or examine any such documents, instruments, certificates or other papers to determine that they are genuine, enforceable, or appropriate for the represented purpose or that they are other than what they purport to be on their face.

(f) LaSalle Bank National Association shall initially act as Custodian of the Mezzanine A Loan Documents. The Custodian shall execute such instruments as shall be necessary to assign and transfer the legal title to the Mezzanine A Loan Documents at the written direction of the Participation Holders as provided herein, to an entity designated as the replacement or successor Custodian. In addition, the Custodian shall, at the direction and expense of the Participation Holders, cause the Mezzanine A Loan Documents to be delivered to any such transferee at the written direction of the Participation Holders as provided herein. Upon such assignment, transfer, delivery and acceptance by the replacement or successor Custodian, the Custodian shall have no further obligations pursuant to this Agreement.

(g) As compensation for its services, the Custodian of the Mezzanine A Loan Documents pursuant to this Agreement, the Participation Holders agree to pay the Custodian a one-time up-front fee of $3,000 (which cost shall be borne by the Participation B Holder) and agree and acknowledge that the Custodian shall be entitled to reimbursement of such other matters in accordance with the terms of this Agreement (including, but not limited to, legal costs, postage, copy fees, and courier charges), such fees and reimbursement to be paid by the Participation Holders.

(h) The Custodian hereby represents and warrants to each of the Participation Holders, as of the date hereof, that:

(i) The Custodian is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

(ii) The execution and delivery of this Agreement by the Custodian, and the performance and compliance with the terms of this Agreement by the Custodian, will not violate the Custodian’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets.

(iii) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Custodian, enforceable against the Custodian in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(iv) The Custodian is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement, will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Custodian’s good faith and reasonable judgment, will affect materially and adversely the ability of the Custodian to perform its obligations under this Agreement.

(v) No litigation is pending or, to the best of the Custodian’s knowledge, threatened against the Custodian that, if determined adversely to the Custodian, would prohibit the Custodian from entering into this Agreement or, in the Custodian’s good faith and reasonable judgment, would materially and adversely affect the ability of the Custodian to perform its obligations under this Agreement.

(vi) Any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Custodian of or compliance by the Custodian with this Agreement, or the consummation of the transactions contemplated by this Agreement, has been obtained and is effective, except where the lack of consent, approval, authorization or order would not have a material adverse effect on the performance by the Custodian under this Agreement.

The representations and warranties of the Custodian set forth in Section 34(h) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Participation Holders for whose benefit they were made for so long as this Agreement remains in effect. Upon discovery by any party hereto of any breach of any of the foregoing representations, warranties and covenants, the party discovering such breach shall give prompt written notice thereof to the other parties hereto.

(i) From time to time and as appropriate for the foreclosure or other servicing of the Mezzanine A Loan, the Servicer, its counsel or its agent may submit to the Custodian a written or electronic request to release to the Servicer, its counsel or its agent a portion of the Mezzanine A Loan Documents as set forth in such request for release, and the Custodian shall promptly release such files. All documents so released to the Servicer, its counsel or its agent shall be held by such party in trust for the benefit of the Participation Holders and shall be returned to the Custodian when the need therefor in connection with such foreclosure or servicing no longer exists.

(j) Upon payment in full or any other agreed upon settled amount of the Mezzanine A Loan, and upon receipt by the Custodian of a written or electronic request for release from the Servicer stating that the Mezzanine A Loan has been paid in full, the Custodian shall promptly release the related Mezzanine A Loan Documents to the Servicer or its agent.

(k) Upon reasonable prior notice to the Custodian, the Participation Holders and their respective agents, accountants, attorneys and auditors will be permitted during normal business hours to examine the Mezzanine A Loan Documents, documents, records and other papers in the possession of or under the control of the Custodian relating to the Mezzanine A Loan. The Participation Holders will promptly reimburse the Custodian for reasonable out-of-pocket expenses incurred by the Custodian in connection with any such examination.

(1) At its own expense, the Custodian shall maintain at all times during the existence of this Agreement and keep in full force and effect such fidelity bonds and/or insurance policies (including, but not limited to errors and omissions policies) in amounts, with standard coverage and subject to deductibles, all as are customarily maintained by banks which act as trustees and custodians. A certificate of the Custodian stating that each such bond or policy is in full force and effect shall be furnished to any Participation Holder upon request. In the alternative, the Custodian may self-insure if it or its parent affiliate has an unsecured long-term credit rating of at least “BBB” by S&P (or the equivalent rating by Fitch or Moody’s). The Participation Holders shall reimburse the Custodian for any third-party, out-of-pocket, reasonable expenses or costs (including reasonable attorney’s fees) incurred in connection with the performance of its obligations and duties under this Agreement.

(m) Neither the Custodian nor any of its directors, officers, agents or employees, shall be liable for any action taken or omitted to be taken by it or them hereunder except for its or their own gross negligence, lack of good faith or willful misconduct. In no event shall the Custodian or its directors, officers, agents and employees be held liable for any special, indirect or consequential damages resulting from any action taken or omitted to be taken by it or them hereunder or in connection herewith in good faith and reasonably believed by it or them to be within the purview of this Agreement.

(n) Except upon determination that the duties of the Custodian are no longer permissible under applicable law (as evidenced by an opinion of counsel delivered to the Participation Holders at the expense of the resigning Custodian), the Custodian shall not resign without giving each of the Participation Holders no less than sixty (60) days prior written notice thereof (or such lesser notice as may be acceptable to all the Participation Holders).

(o) Custodian shall cooperate with the Controlling Holder in connection with any exercise of remedies under the Mezzanine A Loan Documents.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the day and year first above written.

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as Mezzanine A Lender

By:	/s/ Jonathan L. Frey
	Name:	Jonathan L. Frey
	Title:	Authorized Signatory

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as Participation A Holder

By:	/s/ Jonathan L. Frey
	Name:	Jonathan L. Frey
	Title:	Authorized Signatory

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as Participation B Holder

By:	/s/ Jonathan L. Frey
	Name:	Jonathan L. Frey
	Title:	Authorized Signatory

[ADDITIONAL SIGNATURE ON IMMEDIATELY FOLLOWING PAGE]

500 West Monroe Participation Agreement

LASALLE BANK NATIONAL ASSOCIATION, a national banking association, as Custodian

By:	/s/ Jose A. Galarza
	Name:	Jose A. Galarza
	Title:	Assistant Vice President

Mezzanine A Participation Agreement

EXHIBIT A

MEZZANINE A LOAN SCHEDULE

A.	Description of Mezzanine A Loan

Mezzanine A Borrower:	Broadway 500 West Monroe Mezz I LLC, a Delaware limited liability company

Date of Mezzanine A Loan:	July 11, 2007

Initial Principal Amount of Mezzanine A Loan:	$61,500,000.00

Mezzanine A Loan Principal Balance (as of February 26, 2008):	$45,000,000.00

Location of Mortgaged Property:	500 W. Monroe Street Chicago, Illinois

Current Use of Mortgaged Property:	Office

Mezzanine A Interest Rate on the Mezzanine A Loan, as of February 26, 2008:	LIBOR, plus 1.45%

Maturity Date:	Payment Date occurring in August 2009, with three (3) one year extension options

A-1

B.	Description of Certificates of Participation

Initial Participation A Principal Balance	$45,000,000.00
Initial Participation B Principal Balance	$0
Initial Participation A Percentage Interest	100%
Initial Participation B Percentage Interest	0%
Participation A Interest Rate	LIBOR plus 1.45%
Participation B Interest Rate	LIBOR plus 1.75%

A-2

EXHIBIT B

Participation A Holder:

Morgan Stanley Mortgage Capital Holdings LLC

1221 Avenue of the Americas

27th Floor

New York, New York 10020

Attention: James Flaum and Kevin Swartz
Facsimile: (212) 507-4139/4146

with a copy to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: John M. Zizzo

Facsimile No.: (212)504-6666

Participation B Holder:

Morgan Stanley Mortgage Capital Holdings LLC

1221 Avenue of the Americas

27th Floor

New York, New York 10020

Attention: James Flaum and Kevin Swartz
Facsimile: (212) 507-4139/4146

with a copy to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: John M. Zizzo

Facsimile No.: (212) 504-6666

B-1

EXHIBIT C

FORM OF PARTICIPATION [A/B] CERTIFICATE

evidencing a participation interest in the Mezzanine A Loan from Morgan Stanley Mortgage Capital Holdings LLC (the “Mezzanine Lender”) to Broadway 500 West Monroe Mezz I LLC in the principal amount of up to $[45,000,000.00][16,500,000.00] (the “Mezzanine Loan”), which Mezzanine Loan is evidenced by a certain Amended and Restated Promissory Note (Mezzanine A Loan) dated as of February 26, 2008 (the “Mezzanine Note”).

Participation [A/B] Interest Rate: LIBOR plus[ ]	Initial Participation [A/B] Principal Balance: $[ ]

Certificate No. [A/B]-[l]	Percentage Interest Evidenced by this Certificate: [ ]%

Ladies and Gentlemen:

In connection with your participation in the Participation [A/B] described below, the undersigned, as holder of the Mezzanine Note hereby certifies that [             ] is the holder of:

The Participation [A/B] issued pursuant to the Mezzanine A Loan Participation Agreement dated as of February     , 2008 (the “Participation Agreement”), covering the Mezzanine A Loan described above. The original principal amount of Participation [A/B] is $             .00.

This Participation [A/B] Certificate is issued pursuant to and the participation evidenced hereby is subject to the terms of the Participation Agreement.

This Participation [A/B] Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

IN WITNESS WHEREOF, the Mezzanine Lender has caused this Participation [A/B] Certificate to be duly executed.

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC

By:
Name:
Title:

Participation B Principal Balance

Date	Amount of Future Advance	Remaining Maximum Future Advances	Updated Face Amount of this Participation Certificate	Notation Made By
	$	$	N/A

EXHIBIT D

MEZZANINE A LOAN DOCUMENTS

All documents dated as of July 11, 2007, unless otherwise indicated.

1.	Mezzanine A Loan Agreement

2.	First Omnibus Amendment to Loan Agreement and Other Loan Documents (Mezzanine A Loan), effective as of August 15, 2007

3.	Second Omnibus Amendment to Loan Agreement and Other Loan Documents (Mezzanine A Loan), dated as of February 26, 2008

4.	Promissory Note (Mezzanine A Loan)

5.	Amended and Restated Promissory Note (Mezzanine A Loan), effective as of August 15, 2007

6.	Second Amended and Restated Promissory Note (Mezzanine A Loan), dated as of February 26, 2008

7.	Pledge and Security Agreement (Mezzanine A Loan)

8.	Guaranty of Recourse Obligations of Borrower (Mezzanine A Loan)

9.	Environmental Indemnity Agreement (Mezzanine A Loan)

10.	Subordination of Management Agreement (Mezzanine A Loan)

11.	Mezzanine A Cash Management Agreement

12.	UCC-1 Financing Statement to be filed in Delaware Secretary of State

13.	Collateral Assignment of Interest Rate Cap Agreement (Mezzanine A Loan)

14.	Cooperation Agreement

D-1